Exhibit 2.1
Execution Copy

PURCHASE AGREEMENT
BY AND AMONG
TRANSUNION HEALTHCARE, INC.,
RTECH HEALTHCARE REVENUE TECHNOLOGIES, INC.,
THE SELLERS IDENTIFIED HEREIN
AND
THE SELLER REPRESENTATIVE NAMED HEREIN
Dated as of September 21, 2016

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

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ARTICLE I DEFINITIONS	1

1.1	Certain Definitions 1

1.2	Other Definitional and Interpretive Matters 15

1.3	No Presumption Against Drafter 16

ARTICLE II PURCHASE AND SALE OF SHARES	16

2.1	Purchase and Sale 16

2.2	Closing Date 16

2.3	Closing Purchase Price 17

2.4	Allocation and Payment of the Purchase Price 17

2.5	Pre-Closing Estimate 18

2.6	Deposit with Escrow Agent and the Seller Representative 19

2.7	Company Indebtedness 19

2.8	Company Transaction Expenses and Company Closing Bonuses 19

2.9	Post-Closing Adjustments 20

2.10	Customer Retention Contingent Purchase Price 22

2.11	Accounts Receivable Contingent Purchase Price 26

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLERS	27

3.1	Authorization/Legal Power; Enforceability 27

3.2	Conflicts; Consents of Third Parties 28

3.3	Ownership of Shares 28

3.4	No Broker 29

3.5	Insolvency 29

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY	29

4.1	Organization and Good Standing 29

4.2	Authorization; Enforceability 29

4.3	Conflicts; Consents of Third Parties 30

4.4	Capitalization 31

4.5	Subsidiaries 31

4.6	Financial Statements 31

4.7	No Undisclosed Liabilities 32

4.8	Absence of Certain Developments 32

4.9	Taxes 33

4.10	Title to Assets 35

4.11	Intellectual Property and Information Technology 35
4.12    Material Contracts                                38

i

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

(continued)
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4.13    Employee Benefit Plans                            40

4.14	Labor; Business Employees 41

4.15	Litigation 43

4.16	Compliance with Laws; Permits 43

4.17	Environmental Matters 43

4.18	Real Property 44

4.19	No Broker 45

4.20	Banks; Powers of Attorney 45

4.21	Insurance 45

4.22	Transactions with Affiliates, Shareholders, Officers, Directors and Others 45

4.23	Material Customers and Suppliers; Data Providers 45

4.24	Compliance with Privacy Laws, Privacy Policies and Certain Contracts 47

4.25	Compliance with Health Care Laws and Certain Contracts 49

4.26	No Additional Representations 50

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER	50

5.1	Organization and Good Standing 50

5.2	Authorization; Enforceability 51

5.3	Conflicts; Consents of Third Parties 51

5.4	No Broker 51

5.5	Funding 52

5.6	Insolvency 52

ARTICLE VI COVENANTS	52

6.1	[INTENTIONALLY OMITTED] 52

6.2	Consents 52

6.3	Further Assurances 52

6.4	Public Announcements 52

6.5	[INTENTIONALLY OMITTED] 52

6.6	Tax Matters 52

6.7	Acquisition Proposals 56

6.8	Termination of 401(k) Plans 56

6.9	Sellers’ Release 56

6.10	Employee Benefits 57

6.11	No Further Company Closing Bonuses 58

6.12	Production System 58

ARTICLE VII RESTRICTIVE COVENANTS	59

7.1	Confidentiality 59

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

(continued)
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7.2	Non-Interference with Customer and Supplier Relationships 59

7.3	Non-Competition 59

7.4	Non-Diversion 60

7.5	Non-Recruitment 60

7.6	Remedies 60

7.7	Severability and Modification 60

7.8	Tolling 61

7.9	No Other Defenses 61

7.10	No Challenge 61

ARTICLE VIII CONDITIONS TO CLOSING	61

8.1	Conditions Precedent to Obligations of Purchaser 61

8.2	Conditions Precedent to Obligations of the Sellers 63

ARTICLE IX [INTENTIONALLY OMITTED]	64

ARTICLE X INDEMNIFICATION	64
10.1    Survival                                    64

10.2	Indemnification by Sellers 65

10.3	Indemnification by Purchaser 66

10.4	Notice of Claim 67

10.5	Defense of Third Party Claims 67

10.6	Limitation on Liability 68

10.7	Payment of Indemnification Claims 71

10.8	Exclusive Remedy; Mitigation 71

10.9	Treatment of Indemnification Payments 72

10.10	Release of Escrow Amount 72

10.11	Purchaser’s Knowledge 72

ARTICLE XI MISCELLANEOUS	73

11.1	Payment of Sales, Use or Similar Taxes 73

11.2	Expenses 73

11.3	Arbitration 73

11.4	Entire Agreement; Amendments and Waivers 74

11.5	Governing Law 74

11.6	Notices 74

11.7	Severability 75

11.8	Binding Effect; Assignment 75

11.9	Counterparts; Electronic Transmission 76

11.10	Appointment of Seller Representative 76

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

(continued)
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11.11	Legal Representation 79

11.12	Disclosure Schedules 80

11.13	Specific Performance 80
Exhibits

Exhibit A	Sellers

Exhibit B	Estimated Closing Purchase Price Calculation

Exhibit C	Form of Escrow Agreement

Exhibit D	[Intentionally Omitted]

Exhibit E	Form of Promissory Note

Exhibit F	Closing Statement Principles

Exhibit G	Data Flow Illustration of Company’s Platform

Exhibit H	Deferred Company Closing Bonus Plan

Exhibit I	Forms of Intellectual Property Assignment Agreement
Schedules

Schedule 2.5(b)	Estimated Purchase Price Disbursement Schedule/Funds Flow Memorandum

Schedule 2.10(a)	Selected Customers and Related Forecasted Revenue and CPP Amount

Schedule 6.6(a)(iv)	Section 338(h)(10) Information

Disclosure Schedules

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

PURCHASE AGREEMENT
PURCHASE AGREEMENT, dated as of September 21, 2016 (this “Agreement”), by and among TransUnion Healthcare, Inc., a Texas corporation (“Purchaser”), RTech Healthcare Revenue Technologies, Inc., a New York corporation (the “Company”), the Persons identified on attached Exhibit A (collectively, the “Sellers”), and Todd H. Langer, as representative of the Sellers pursuant to Section 11.10 (the “Seller Representative”). Capitalized terms used but not otherwise defined herein have the meanings set forth in Article I.
R E C I T A L S:
WHEREAS, the Sellers are the beneficial and legal owners of all of the shares of Common Stock set forth opposite their respective names on Exhibit A (the “Shares”);
WHEREAS, the Shares owned by the Sellers represent all of the outstanding equity and debt securities of the Company; and
WHEREAS, Purchaser desires to purchase the Shares from the Sellers, and each of the Sellers desires to sell its Shares to Purchaser, upon the terms and conditions set forth in this Agreement (the “Transaction”).
NOW, THEREFORE, in consideration of the covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
1.1    Certain Definitions.
(a)    For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
“Accounting Fees” has the meaning set forth in Section 2.9(c).
“Accounts Receivable Contingent Purchase Price” has the meaning set forth in Section 2.11(a).
“Accounts Receivable Contingent Purchase Price Statement” has the meaning set forth in Section 2.11(b).
“Active Customer” has the meaning set forth in Section 2.10(a).
“Actual Revenue” has the meaning set forth in Section 2.10(a).
“Acquisition Proposal” has the meaning set forth in Section 6.7.

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

“Adjustment Time” means 11:59 p.m., New York, New York time, on the Closing Date.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the introduction to this Agreement.
“Annual Financial Statements” has the meaning set forth in Section 4.6(a).
“Assets” has the meaning set forth in Section 4.10.
“BAA Indemnity” has the meaning set forth in Section 10.2(b).
“Balance Sheet Date” means December 31, 2015.
“Business” means the business conducted by the Company on the Closing Date consisting of the development, marketing and sale of revenue cycle solutions to academic medical centers, hospitals and other healthcare entities, including by utilizing a proprietary software platform, or otherwise, including the following products/services: (a) a payer search product/service that identifies previously unknown Medicare, Medicaid, commercial and third-party insurance coverage; and (b) a revenue protection product/service that identifies missing or incorrect information that is furnished to a healthcare entity to enable such entity to seek payment for services provided.
“Business Day” means any day other than a Saturday, Sunday or other day on which national banking institutions in New York, New York are required or authorized by Law to close.
“Business Employee” means any individual employed by the Company as of the date hereof.
“Cap” has the meaning set forth in Section 10.6(a).
“Cash and Cash Equivalents” means, with respect to the Company, all cash on hand and cash equivalents that are immediately convertible into cash, in each case, determined in accordance with GAAP applied in a manner consistent with the preparation of the Financial Statements, which shall be reduced by any cash in reserve accounts, cash escrow accounts, custodial cash and cash otherwise subject to any legal or contractual restriction on the ability to freely transfer or use such cash for any lawful purpose. For clarity, the amount of Cash and Cash Equivalents shall not be reduced by the amount of the Company Closing Bonuses or the employer portion of employment Taxes attributable to any compensatory payment made in connection with this Agreement.

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

“Claim” has the meaning set forth in Section 10.4(a).
“Closing” has the meaning set forth in Section 2.2.
“Closing Accounts Receivable” means the difference between (a) the aggregate amount of all trade or accounts receivable, net of the related allowance for doubtful accounts, of the Company as of the close of business on August 31, 2016 (which amount, for avoidance of doubt, shall include all fees for services rendered and/or sales in respect of products sold prior to the close of business on August 31, 2016), minus (b) the amounts of all trade or accounts receivable collected by the Company after the close of business on August 31, 2016 and prior to the Adjustment Time.
“Closing Balance Sheet” has the meaning set forth in Section 2.9(a).
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Purchase Price” has the meaning set forth in Section 2.3.
“Closing Purchase Price Adjustment Escrow Amount” has the meaning set forth in the definition of “Escrow Amount”.
“Closing Statement” has the meaning set forth in Section 2.9(a).
“Closing Statement Principles” has the meaning set forth in Section 2.9(e).
“Closing Working Capital” means the aggregate amount of prepaid expenses and other current assets of the Company as of the Adjustment Time less the aggregate amount of accounts payable and accrued expenses of the Company as of the Adjustment Time (including current Tax liabilities included in the calculation of Closing Working Capital), in each case calculated in accordance with Section 2.9(e). Notwithstanding the foregoing, Closing Working Capital shall (a) exclude Cash and Cash Equivalents, Closing Accounts Receivable, Company Transaction Expenses, Company Closing Bonuses, amounts payable under the Deferred Company Closing Bonus Plan, and any amounts included in Company Indebtedness, and (b) include accruals for employee bonuses and sales commissions for the period beginning on January 1, 2016 and ending on and including the Closing Date.
“Code” means the Internal Revenue Code of 1986.
“Company” has the meaning set forth in the introduction to this Agreement.
“Company Benefit Plan” has the meaning set forth in Section 4.13(a).
“Company Breaches” has the meaning set forth in Section 10.2(b).
“Company Build Environment” means the Microsoft Visual Studio 2015 Professional or Enterprise Edition integrated development environment or a more recent release of the Microsoft Visual Studio, a DevExpress Universal Subscription software package, and the Microsoft .NET Framework 4.5 or a more recent release of the Microsoft .NET Framework.

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

“Company By-Laws” means the By-Laws adopted by the Company, as in effect on the date hereof.
“Company Certificate” means the Certificate of Incorporation of RTech Healthcare Revenue Technologies, Inc., as amended to date, as filed with the Secretary of State of the State of New York.
“Company Closing Bonuses” means the aggregate amount of any transaction bonuses, severance payments or other employee related change of control payments payable by the Company to any Business Employee or any other Person identified on Schedule 4.12(a)(viii)(B) of the Disclosure Schedules as a result of the consummation of the transactions contemplated by this Agreement (including the employer portion of employment Taxes attributable to any compensatory payment made in connection with this Agreement).
“Company Documents” has the meaning set forth in Section 4.2(a).
“Company Indebtedness” means, with respect to the Company, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any premiums, penalties, make-whole payments, termination fees, breakage costs and other fees and expenses that are due upon prepayment of such obligations or otherwise payable as a result of the consummation of the Transaction), arising in each case under any debt obligations of such Person consisting of (a) all indebtedness of the Company for borrowed money; (b) all payment obligations of the Company evidenced by notes, bonds, debentures or similar instruments; (c) all payment obligations payable by the Company under any interest rate, currency, swap or other hedging agreements; (d) all obligations of the Company to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the Ordinary Course of Business; (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; and (f) all capital lease obligations of the Company; and (g) any guaranty of any of the foregoing; provided, however, that, for purposes of clarification, Company Indebtedness shall not include: (i) any indebtedness or obligations in respect of workers’ compensation claims, health, disability or other employee benefits, property casualty or liability insurance, or self-insurance obligations; (ii) any indebtedness or obligations in the form of customary obligations under indemnification, incentive, non-compete, consulting, deferred compensation, or other similar arrangements, that are not incurred in connection with indebtedness for borrowed money; and/or (iii) any indebtedness or obligations incurred pursuant to or in connection with the Purchaser’s financing, if any, at or following the Closing.
“Company Intellectual Property Rights” has the meaning set forth in Section 4.11(b).
“Company Production Environment” means the Company Production Hardware and the Company Production Software.
“Company Production Hardware” means the computer hardware components identified on Schedule 4.11(a)(iii) of the Disclosure Schedule and used by the Company as of the Closing Date to realize the Production Functionality.

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

“Company Production Software” means the Windows Server 2012 R2 Standard Edition operating system or a more recent release of the Microsoft server operating system, the SQL Server 2014 Enterprise Edition with SP2 relational database management software product or a more recent release of the Microsoft SQL server relational database management software product, and the firmware currently operated on the Company Production Hardware as of the Closing Date.
“Company Products” means the products and services offered and sold by the Company as of the Closing Date in the conduct of the Business (and any enhancements thereof developed after the Closing Date).
“Company Software” has the meaning set forth in Section 4.11(a).
“Common Stock” means authorized common stock, no par value per share, of the Company.
“Company Systems” has the meaning set forth in Section 4.11(g).
“Company Transaction Expenses” means the fees and expenses incurred prior to the Closing and payable by the Company, whether for itself or on behalf of any Seller, to any other Person related to or arising out of the transactions contemplated by this Agreement, including the costs of travel, legal, accounting, investment banking and other professional fees (including fees and expenses of the Seller Representative), in each case that are not paid prior to the Adjustment Time and that will become or remain a liability of the Company.
“Confidential Information” has the meaning set forth in Section 7.1.
“Consent” means, with respect to any Person, any approval, authorization, exemption, waiver, permission or consent of any kind of such Person.
“Construct” means to build, compile, interpret, encode, or otherwise transform human readable computer instructions into executable, machine readable computer instructions using the Company Build Environment.
“Continuing Employee” has the meaning set forth in Section 6.10(a).
“Contract” means any written or oral agreement, contract, lease, commitment, arrangement, obligation or understanding.
“Copyrights” has the meaning set forth in the definition of “Intellectual Property”.
“Customer Retention Contingent Purchase Price” has the meaning set forth in Section 2.10(b).
“Customer Retention Contingent Purchase Price Aggregate Cap” has the meaning set forth in Section 2.10(a).

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

“Customer Retention Contingent Purchase Price Determination Period” has the meaning set forth in Section 2.10(a).
“Customer Retention Contingent Purchase Price Escrow Amount” has the meaning set forth in the definition of “Escrow Amount.”
“Customer Retention Contingent Purchase Price Statement” has the meaning set forth in Section 2.10(c).
“Damages” means claims, demands, suits, actions, causes of actions, losses, costs, damages, liabilities and out-of-pocket expenses incurred or paid, including reasonable attorneys’ fees; provided, however, that (a) all amounts paid or required to be paid by a Purchaser Indemnified Person to a third party in connection with a Third Party Claim (including punitive damages if any) pursuant to Article X shall be deemed Damages in all circumstances, (b) Damages will include consequential damages (and to the extent classified as consequential, any incidental, remote, exemplary or special damages) solely to the extent that such consequential damages are reasonably foreseeable in connection with the relevant indemnifiable event set forth in Section 10.2, and (c) unless and solely to the extent included as Damages pursuant to the foregoing clauses (a) or (b), Damages will exclude incidental, remote, exemplary or special damages.
“Data Extract” means the requested set of data files that the Company obtains from customers consisting of patient demographics, registration information, financial histories, charges, adjustments, payments and other related information, which format may vary depending on a customer’s billing system.
“Data Provider” has the meaning set forth in Section 4.23(c).
“Data Provider Contracts” has the meaning set forth in Section 4.23(c).
“Deductible” has the meaning set forth in Section 10.6(b).
“Deferred Company Closing Bonus Amount” means the aggregate amount paid in accordance with the Deferred Company Closing Bonus Plan.
“Deferred Company Closing Bonus Plan” means the plan substantially in the form attached hereto as Exhibit H.
“Disclosure Schedules” means the Disclosure Schedules delivered by the Company with respect to Article IV.
“Dispute Notice” has the meaning set forth in Section 2.9(b), Section 2.10(d), or Section 6.6(a), as applicable.
“Disputed Items” has the meaning set forth in Section 2.9(b), Section 2.10(d), or Section 6.6(a), as applicable.

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

“Environmental Law” means any applicable Law or other legal requirement relating to human or worker health and safety, pollution or the protection of the environment or natural resources.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Escrow Agent” means Wells Fargo Bank, National Association, a national banking association.
“Escrow Agreement” has the meaning set forth in Section 2.6.
“Escrow Amount” means the sum of (a) $200,000 as a source of funds for the payment of a post-Closing adjustment (if any) to the Estimated Closing Purchase Price in Purchaser’s favor in accordance with Section 2.9 (such amount, the “Closing Purchase Price Adjustment Escrow Amount”) plus (b) $6,200,000 as a source of funds for the payment of any post-Closing indemnification claims in Purchaser’s favor in accordance with Article X (the “Indemnity Escrow Amount”) plus (c) $6,200,000 as a source of funds for the payment of any Customer Retention Contingent Purchase Price due to the Sellers and/or bonuses under the Deferred Company Closing Bonus Plan in accordance with Section 2.10 (the “Customer Retention Contingent Purchase Price Escrow Amount”).
“Estimated Closing Purchase Price” has the meaning set forth in Section 2.5(a).
“Estimated Closing Purchase Price Calculation” has the meaning set forth in Section 2.5(a).
“Estimated Closing Purchase Price Disbursement Schedule” has the meaning set forth in Section 2.5(b).
“Extended Survival Representations” has the meaning set forth in Section 10.1(a).
“Extended Survival Rep Cap” has the meaning set forth in Section 10.6(a).
“Final Closing Purchase Price” has the meaning set forth in Section 2.9(d).
“Financial Statements” has the meaning set forth in Section 4.6(a).
“Forecasted Revenue” has the meaning set forth in Section 2.10(a).
“Fraud” means, with respect to the representations and warranties of Purchaser and Sellers herein, “fraud” as defined under applicable New York Law as of the Closing Date.
“Fundamental Representations” has the meaning set forth in Section 10.1(a).
“GAAP” means United States generally accepted accounting principles, as in effect from time to time and applied consistently throughout the periods involved.
“Governmental Body” means any international, multinational, foreign, national, domestic, federal, territorial, state or local governmental body of any nature (including any

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

government and any governmental agency, instrumentality, court, tribunal or commission, or any subdivision, department or branch of any of the foregoing) or any body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or Taxing Authority or power of any nature.
“Hazardous Material” means any substance, material or waste as to which liability or standards of conduct are imposed under any Environmental Law, including petroleum and its by-products, asbestos, and toxic mold.
“Health Care Laws” means any and all Laws of any Governmental Body pertaining to health regulatory matters applicable to the business of the Company, including (a) fraud and abuse (including the following Laws: the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the Civil False Claims Act (31 U.S.C. § 3729 et seq.) and the Criminal False Claims Act (18 U.S.C.§ 287); the Stark Law (42. U.S.C. §1395nn); Sections 1320a-7, 1320a-7a and 1320a-7b of Title 42 of the United States Code; the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173)); (b) Medicare, Medicaid, TRICARE or other governmental health care or payment program (including but not limited to Title XVIII and Title XIX of the Social Security Act); (c) quality, safety certification and accreditation standards and requirements; (d) the billing, coding or submission of claims or collection of accounts receivable or refund of overpayments; (e) Laws regulating the use or disclosure of Personal Data and/or Protected Health Information including the Privacy Laws; and (f) any other Law or regulation of any Governmental Body which regulates kickbacks, patient or Health Care Program reimbursement, Health Care Program claims processing, medical record documentation requirements, the hiring of employees or acquisition of services or products from those who have been excluded from governmental health care programs or any other aspect of providing health care applicable to the operations of the Company.
“Health Care Programs” has the meaning set forth in Section 4.25(a).
“HIPAA” has the meaning set forth in the definition of “Privacy Laws”.
“ImpTrax” means ImpTrax Corporation, a New York corporation.
“Indemnitee” has the meaning set forth in Section 10.4(a).
“Indemnitor” has the meaning set forth in Section 10.4(b).
“Indemnity Escrow Amount” has the meaning set forth in the definition of “Escrow Amount”.
“Independent Accountants” means a national accounting firm which shall be mutually acceptable to Purchaser and the Seller Representative subject to such firm certifying to Purchaser and the Seller Representative that it is an independent firm without any prior relationship with Purchaser or the Company, provided that if such firm is unwilling or unable to serve as the “Independent Accountants”, Purchaser and the Seller Representative shall agree upon a substitute accounting firm and such substitute accounting firm shall likewise certify its independence to Purchaser and the Seller Representative.

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

“Individual Fraud Claim” has the meaning set forth in Section 10.6(e).
“Intellectual Property” means all intellectual property and proprietary rights in any jurisdiction throughout the world and all rights associated therewith, including: (a) all issued patents, patent applications, and all continuations, divisionals, continuations-in-part, reissues, revisions, extensions and reexaminations and counterparts of any of the foregoing (collectively, “Patents”); (b) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, slogans, Internet domain names, corporate names and all other indicia of origin, together with all goodwill associated with any of the foregoing, and all applications, registrations and renewals of any of the foregoing (collectively, “Marks”); (c) all copyrights and registrations, applications and renewals therefor, works of authorship (whether or not copyrightable) and mask work rights (collectively, “Copyrights”) and all data, databases and database rights; (d) all Software; (e) all technologies, know-how, designs, formulae, formulations, algorithms, procedures, processes, methods, techniques, ideas, trade secrets, research and development, technical information and data, programs, subroutines, tools, materials, protocols, specifications, inventions (whether or not patentable or reduced to practice), improvements, apparatus, creations, methodologies, compositions, industrial models, architectures, layouts, drawings, plans and all other similar intellectual property, and including supplier and customer lists and business, proprietary and other confidential information and all recordings, graphs, drawings, reports, studies, analyses and other writings and materials; and (f) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).
“IRS” means the Internal Revenue Service.
“IT Providers” has the meaning set forth in Section 4.11(h).
“Key Employees” mean [****], [****], [****], [****], [****], [****], [****] and [****].
“Knowledge of the Company” means the actual knowledge of John J. DeRuzza and Todd H. Langer and such knowledge as any of such Persons reasonably should have obtained after reasonable inquiry of (a) Munawar Abadullah as to matters within the scope of the past and present services provided by him and/or his Affiliates (including ImpTrax) to the Company and (b) each of those employees of and/or contractors to the Company under DeRuzza’s and Langer’s supervision who have principal operation responsibility for the matter in question.
“Law” means any international, multinational, foreign, national, domestic, federal, territorial, state, regional, municipal, local or other law (including common law), statute and subordinate legislation, code, order, injunction, judgment, decree, permit, license, ordinance, rule or regulation, guide or guideline, requirement and similar provisions having the force or effect of law.
“Lease” means all leases, subleases, licenses, concessions and other occupancy agreements (written or oral) for Real Property, together with all amendments, extensions, renewals, guaranties and other agreements with respect thereto.

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, hypothecation, claim, lease, charge, option, right of first refusal, easement, servitude or restriction of any kind or character (including but not limited to any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership) whether voluntarily incurred or arising by operation of Law.
“Marks” has the meaning set forth in the definition of “Intellectual Property”.
“Material Adverse Effect” means, with respect to a Person, any event, change, occurrence or development of a set of circumstances or facts which, individually or together with any other event, change, occurrence or development, has had, or would reasonably be expected to have, a material adverse effect on (a) the ability of such Person to consummate the transactions contemplated hereby or which prevents or materially impedes or delays the consummation by such Person of the transactions contemplated hereby, or (b) the financial condition, business, properties, assets, liabilities or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any changes or effects resulting directly or indirectly from (i) general changes in economic, geographic, market, financial or capital market, regulatory or political conditions, (ii) terrorism, war or the outbreak of hostilities, natural disasters or other force majeure events anywhere in the world, whether commencing before or after the date of this Agreement, (iii) changes in conditions generally applicable to the industries in which such Person operates, (iv) the announcement of the execution and delivery of this Agreement or the pendency or consummation of the Transaction, or (v) compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; provided, however, with respect to a matter described in any of the foregoing clauses (i), (ii) and (iii), such matter does not have a disproportionate effect on such Person or any of its Subsidiaries (as applicable) as compared to similarly situated Persons operating in the industries in which such Person and its Subsidiaries (as applicable) operate. References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of a Material Adverse Effect or materiality.
“Material Contracts” has the meaning set forth in Section 4.12(a).
“Material Customer” means the top fifteen (15) customers of the Company, measured with respect to gross revenues generated for each of the calendar year ended December 31, 2015 and the six (6) months ended June 30, 2016.
“Material Supplier” means each of the top ten (10) suppliers (including vendors but excluding Data Providers) to the Company, measured with respect to gross expenditures paid or incurred in the calendar year ended December 31, 2015 and the six (6) months ended June 30, 2016.
“Notice of Claim” has the meaning set forth in Section 10.4(b).
“Order” means any order, injunction, judgment, decree, ruling, writ, stipulation, determination, assessment or arbitration award, entered by or with any Governmental Body.
“Ordinary Course of Business” means with respect to any action taken by the Company or any Person on behalf of the Company, that such action (a) is consistent in nature, scope and magnitude with the past practices of the Company and is taken in the ordinary course

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of the normal, day-to-day operations of the Company; (b) does not require authorization by the board of directors or shareholders or other equity holders of the Company (or by any Person or group of Persons exercising similar authority); and (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.
“Patents” has the meaning set forth in the definition of “Intellectual Property”.
“Payoff Letters” means payoff letters in customary forms, reflecting all amounts required to be paid under or in connection with the discharge in full of all Company Indebtedness.
“Permits” means any approvals, authorizations, consents, licenses, franchises, registrations, permits or certificates of or from, or to be filed with or delivered to, a Governmental Body pursuant to any Law.
“Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance that have been made available to Purchaser prior to the date of this Agreement; (b) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established in accordance with GAAP; (c) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business for amounts which are not yet due and payable; and (d) zoning, entitlement and other land use and environmental regulations by any Governmental Body.
“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
“Personal Data” means, with respect to any natural Person, such Person’s name, street address, telephone number, e-mail address, photograph, social security number, tax identification number, driver’s license number, passport number, credit card number, bank account number and other financial information, customer or account numbers, account access codes and passwords, or any other information that allows the identification of such Person or enables access to such Person’s financial information.
“Policies” has the meaning set forth in Section 4.21.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, in the case of a Straddle Period, the portion of such Straddle Period through and including the Closing Date.
“Pre-Closing Taxes” means any Taxes of the Company with respect to any Pre-Closing Tax Period. For purposes of this definition, Pre-Closing Taxes of the Company relating to a Straddle Period shall include the amount of Taxes allocable to the portion of the Straddle Period that is deemed to end on the Closing Date. The portion of any Tax that is allocable to the

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taxable period that is deemed to end on the Closing Date will be: (a) in the case of property Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (b) in the case of all other Taxes, determined as though the taxable year of the Company terminated on the Closing Date.
“Privacy Laws” means all applicable United States state and federal Laws relating to privacy and protection of Personal Data and/or Protected Health Information, including the Gramm-Leach-Bliley Act of 1999; the Identity Theft Red Flag Rules under the Fair and Accurate Credit Transactions Act of 2003; the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); the Health Information Technology for Economic and Clinical Health Act; the Privacy Act of 1974; the Family Education Rights and Privacy Act of 1974; the Right to Financial Privacy Act of 1978; the Privacy Protection Act of 1980; the Fair Credit Reporting Act of 1970; the Electronic Communications Privacy Act of 1986; and any and all similar state and federal Laws relating to privacy, security, data protection, data availability and destruction and data breach, including security incident notification.
“Privacy Statements” has the meaning set forth in Sections 4.24(b).
“Proceeding” as used herein means any demand, claim, suit, charge, notice of audit, audit, suit, action, cause of action, litigation, investigation, request for information, inquiry, arbitration, labor dispute, governmental audit, criminal prosecution, unfair labor practice charge or complaint, administrative hearing or other proceeding of any nature (whether civil, criminal, administrative or investigative, and whether at law or in equity).
“Production Functionality” means the products/services provided by the Business using the architecture generally depicted in Exhibit G.
“Production Object Code” means the object code together with any executables or other machine readable instructions associated with the production version of the Software (including all Company Software, all SQL code, and dynamic-link libraries), as of the Closing Date that, when executed in the Company Production Environment, provides, supports, or is otherwise used in connection with the Production Functionality.
“Production Object Code Deployment List” means a list that identifies all deployment files and database components related to the Production Object Code and is attached as Schedule 4.11(a)(iv).
“Production Object Code File List” means the list of all files and their deployment information (e.g., file path and other configuration information) associated with each deployment file and the database components identified in the Production Object Code Deployment List.
“Production Project Tree” means the document attached as Schedule 4.11(a)(v) identifying all projects and databases associated with the Production Functionality, on an application, process, or service basis.

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“Production Source Code” means the source code associated with the production version of the Software (including all Company Software, all SQL code, and all source code for any dynamic-link libraries), as of the Closing Date that, when executed in the Company Production Environment, provides, supports, or is otherwise used in connection with the Production Functionality.
“Promissory Notes” has the meaning set forth in Section 2.4(a).
“Pro Rata Share” means, with regard to each Seller, fifty percent (50%).
“Protected Health Information” has the meaning given to such term under HIPAA, including all such information in electronic form.
“Purchase Price” means an amount equal to the sum of (a) the Closing Purchase Price plus (b) the Customer Retention Contingent Purchase Price plus (c) the Accounts Receivable Contingent Purchase Price plus (d) the Tax Indemnity Amount.
“Purchase Price Cap” has the meaning set forth in Section 10.6(a).
“Purchaser” has the meaning set forth in the introduction to this Agreement.
“Purchaser Breaches” has the meaning set forth in Section 10.3(a).
“Purchaser Documents” has the meaning set forth in Section 5.2(a).
“Purchaser Indemnified Persons” has the meaning set forth in Section 10.2(a).
“R&C” has the meaning set forth in Section 11.11.
“Real Property” has the meaning set forth in Section 4.18(a).
“Reconstructed Production Object Code” has the meaning set forth in Section 6.12.
“Registered Intellectual Property” means all Patents and Patent applications, all Copyright registrations, all registrations for Marks and all applications for registration of any Copyright or Mark, and all Internet domain name registrations that, in each case, are owned by the Company and all Intellectual Property that is the subject of such registrations and applications.
“Regulatory Representations” has the meaning set forth in Section 10.1(a).
“Regulatory Representations Cap” has the meaning set forth in Section 10.6(a).
“Related Persons” has the meaning set forth in Section 6.9(a).
“Release” has the meaning set forth in Section 6.9(a).
“Released Claims” has the meaning set forth in Section 6.9(a).

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“Representative Expenses” has the meaning set forth in Section 11.10(d).
“Restricted Period” has the meaning set forth in Section 7.2.
“Restrictive Covenants” has the meaning set forth in Section 7.6.
“Section 338(h)(10) Election” has the meaning set forth in Section 6.6(a).
“Selected Customer” has the meaning set forth in Section 2.10(a).
“Selected Customer CPP Amount” has the meaning set forth in Section 2.10(a).
“Seller Documents” has the meaning set forth in Section 3.1.
“Seller Indemnified Persons” has the meaning set forth in Section 10.3.
“Seller Representative” has the meaning set forth in the introduction to this Agreement.
“Sellers” has the meaning set forth in the introduction to this Agreement.
“Shares” has the meaning set forth in the Recitals to this Agreement.
“Shortfall” has the meaning set forth in Section 2.10(b).
“Software” means any and all (a) computer programs, applications, or modules including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, including all screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation including user manuals and other training documentation related to any of the foregoing.
“Standard Survival Termination Date” has the meaning set forth in Section 10.1(a).
“Straddle Period” means a taxable period that begins on or before the Closing Date and ends after the Closing Date (for clarity, with respect to the final S corporation Tax Return, the period beginning January 1, 2016 and ending on the Closing Date shall not be a Straddle Period).
“Subsidiary” means any Person of which fifty percent (50%) or more of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the pertinent Person.
“Survival Date” has the meaning set forth in Section 10.1(a).
“Target Working Capital” has the meaning set forth in Section 2.3(e).

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“Tax Benefit” has the meaning set forth in Section 10.6(d).
“Taxes” means (a) all federal, state, local, foreign and other taxes, charges, fees, imposts, levies or other assessments, including all net income, alternative or add-on minimum, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, escheat, customs duties, fees, assessments and charges of any kind whatsoever, and (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a).
“Tax Indemnity Amount” has the meaning set forth in Section 6.6(a)(iv).
“Taxing Authority” means each U.S. and foreign national, state, provincial or local government or any governmental, administrative or regulatory authority, agency, court, commission, tribunal, body or instrumentality of any government that imposes, regulates, administers, collects or regulates the collection of Taxes in any applicable jurisdiction.
“Tax Return” means any return, declaration, report, estimate, claim for refund or credit, information return or statement, including any schedule or attachment thereto and including any amendment thereof, filed or required to be filed in respect of any Taxes.
“Third Party Claim” has the meaning set forth in Section 10.4(b).
“Third Party Source” has the meaning set forth in Section 10.6(c).
“Transaction” has the meaning set forth in the Recitals to this Agreement.
“TU LLC” has the meaning set forth in Section 6.10(a).
“TU LLC Plans” has the meaning set forth in Section 6.10(b).
“Unresolved Items” has the meaning set forth in Section 2.9(c).
“Virtual Dataroom” means that certain Merrill Corp. electronic data room managed by the Company to which Purchaser and its representatives have been provided access and into which information relating to the Company and its business has been posted as of 5:00 pm Eastern Time on the Business Day immediately prior to the date of this Agreement.
1.2    Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
(a)    When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
(b)    Any reference in this Agreement to $ shall mean U.S. dollars.

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(c)    The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
(d)    Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
(e)    The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.
(f)    Any reference in this Agreement to any Law shall mean such Law as amended to date and shall include all rules and regulations promulgated thereunder.
(g)    The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
(h)    The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
1.3    No Presumption Against Drafter.    The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
ARTICLE II
PURCHASE AND SALE OF SHARES
2.1    Purchase and Sale.    Subject to the terms and conditions set forth herein, at the Closing, each Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from each Seller, free and clear of all Liens, all Shares owned by such Seller in exchange for the Purchase Price to be paid pursuant to Section 2.3 and Section 2.4.
2.2    Closing Date.    Subject to the satisfaction of the conditions set forth in Article VIII (or the waiver thereof by the party entitled to waive that condition), the consummation of the Transaction as contemplated hereby (the “Closing”) shall take place remotely via the exchange of documents and signatures (or in such other manner as the parties may designate in writing) at 10:00 a.m. local time on the date of this Agreement, or at such other date and time as shall be agreed upon in writing by the parties hereto. The date on which the Closing shall be held is

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referred to in this Agreement as the “Closing Date”, and the Closing shall be deemed to be effective at the Adjustment Time.
2.3    Closing Purchase Price.    The aggregate Purchase Price, excluding the Customer Retention Contingent Purchase Price, the Accounts Receivable Contingent Purchase Price and the Tax Indemnity Amount, to be paid pursuant to Section 2.4, shall be an amount in cash equal to the following (the “Closing Purchase Price”):
(a)    $54,945,000, plus
(b)    the amount equal to the aggregate amount of Cash and Cash Equivalents held by the Company as of the Adjustment Time, minus
(c)    the aggregate amount of Closing Accounts Receivable, minus
(d)    the amount of Company Indebtedness as of the Closing (which shall be paid by Purchaser on the Closing Date to the holders of such Company Indebtedness), plus
(e)    the amount by which Closing Working Capital is greater than <$525,000> (“Target Working Capital”), or minus the amount by which Closing Working Capital is less than Target Working Capital, minus
(f)    the amount of Company Transaction Expenses (which shall be paid by Purchaser on the Closing Date to the third parties entitled thereto), minus
(g)    the amount of Company Closing Bonuses (which, if unpaid on the Closing Date, shall be paid by Purchaser on the Closing Date to the Company employees entitled thereto, which payment shall be made via the Company’s third party payroll agent) , excluding the Deferred Company Closing Bonus Amount.
The Closing Purchase Price shall be estimated at Closing in accordance with Section 2.5. The Estimated Closing Purchase Price is subject to adjustment after the Closing in accordance with Section 2.9.
2.4    Allocation and Payment of the Purchase Price.
(a)    The Estimated Closing Purchase Price, minus the Indemnity Escrow Amount and the Closing Purchase Price Adjustment Escrow Amount, shall be paid by Purchaser on the Closing Date by delivery of a promissory note by the Purchaser in favor of each of the Sellers (collectively, the “Promissory Notes”), each of which shall be in the form attached hereto as Exhibit E. All payments of the Closing Purchase Price (including the Estimated Closing Purchase Price) shall be allocated between the Sellers pro rata in accordance with their respective Pro Rata Shares.
(b)    The difference between the Final Closing Purchase Price and the Estimated Closing Purchase Price shall be paid as set forth in Section 2.9(d).

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(c)    The Customer Retention Contingent Purchase Price, as determined pursuant to Section 2.10, shall be released from the Escrow Amount in accordance with Section 2.10 and the Escrow Agreement. All payments of the Customer Retention Contingent Purchase Price shall be allocated between the Sellers pro rata in accordance with their respective Pro Rata Shares.
(d)    The Accounts Receivable Contingent Purchase Price, as determined pursuant to Section 2.11, shall be paid by Purchaser directly to the Sellers. All payments of the Accounts Receivable Contingent Purchase Price shall be allocated between the Sellers pro rata in accordance with their respective Pro Rata Shares.
(e)    All payments of the Purchase Price shall be paid by Purchaser or the Escrow Agent, as applicable, to the applicable Sellers by wire transfer of immediately available funds to one or more bank accounts designated by the applicable Sellers in writing no later than two (2) Business Days prior to the applicable payment date.
(f)    Notwithstanding anything to the contrary, Purchaser shall be entitled to deduct and withhold from and pay over to the applicable Taxing Authority the amounts payable under this Agreement such amounts as are required to be deducted and withheld under the Code and any other applicable Tax Laws.
2.5    Pre-Closing Estimate.
(a)    Not fewer than seven (7) Business Days prior to the Closing, an officer of the Company shall deliver to Purchaser a worksheet in the form attached hereto as Exhibit B (the “Estimated Closing Purchase Price Calculation”) setting forth the Company’s good faith estimate of the Closing Purchase Price (the “Estimated Closing Purchase Price”), which worksheet shall include the Company’s calculations of the items comprising the Closing Working Capital, Company Indebtedness, Closing Accounts Receivable, Company Transaction Expenses, Cash and Cash Equivalents of the Company and Company Closing Bonuses, excluding the Deferred Company Closing Bonus Amount, as of the time specified in Section 2.3. The Company shall prepare the Estimated Closing Purchase Price Calculation (including the determinations included therein) in accordance with Section 2.9(e). Purchaser and its representatives shall be provided reasonable access during normal business hours to the books and records, personnel and advisors of the Company, including the Company’s work papers underlying or utilized in preparing the estimates and calculations contained on the Estimated Closing Purchase Price Calculation, to the extent reasonably necessary or requested to enable Purchaser to review the Estimated Closing Purchase Price Calculation.
(b)    In connection with the delivery of the Estimated Closing Purchase Price Calculation described in clause (a) above, the Company shall deliver to Purchaser, based upon the estimates described in such clause (a), a schedule (the “Estimated Closing Purchase Price Disbursement Schedule”) setting forth:
(i)    each Seller’s ownership, by number and percentage, of Shares;

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(ii)    the applicable portion of the Estimated Closing Purchase Price to be paid to each Seller pursuant to this Article II, together with wire transfer instructions for the payment thereof;
(iii)    the amount of the Escrow Amount allocable to each Seller;
(iv)    the name of each recipient of a Company Closing Bonus and the amount thereof to be paid to such recipient;
(v)    the name of each Person to be paid or reimbursed for Company Transaction Expenses and the amount to be paid or reimbursed to such Person, together with wire transfer instructions for the payment thereof; and
(vi)    the name of each Person to be paid any Company Indebtedness and the amount thereof to be paid to such Person, together with wire transfer instructions for the payment thereof.
2.6    Deposit with Escrow Agent and the Seller Representative.    Pursuant to the Escrow Agreement, the form of which is attached hereto as Exhibit C (the “Escrow Agreement”), Purchaser and the Seller Representative have appointed the Escrow Agent to hold the Escrow Amount. At the Closing, Purchaser shall deposit with the Escrow Agent the Escrow Amount, by wire transfer of immediately available funds. The Closing Purchase Price Adjustment Escrow Amount shall be held in a segregated account solely for the payment of any post-closing adjustment in Purchaser’s favor to the Estimated Closing Purchase Price pursuant to Section 2.9 and shall be disbursed in accordance with this Agreement and the Escrow Agreement. The Indemnity Escrow Amount shall be held in a segregated account for the payment of any post-Closing indemnification obligations of the Sellers and shall be disbursed in accordance with this Agreement and the Escrow Agreement. The Customer Retention Contingent Purchase Price Escrow Amount shall be held in a segregated account solely for payment of any Customer Retention Contingent Purchase Price due to the Sellers pursuant to Section 2.10, and shall be disbursed in accordance with this Agreement and the Escrow Agreement.
2.7.    Company Indebtedness.    On the Closing Date, simultaneously with the Closing, Purchaser shall repay, or cause to be repaid, for the account of the Company and its Subsidiaries, by wire transfer of immediately available funds, all Company Indebtedness then outstanding, as directed by the Payoff Letters provided to Purchaser prior to the Closing Date and any other Company Indebtedness which, by its terms, would be required to be paid by reason and at the time of the Closing as directed by the Company prior to the Closing.
2.8    Company Transaction Expenses and Company Closing Bonuses. Simultaneously with the Closing, Purchaser shall pay, or cause to be paid, on behalf of the Company (a) all estimated Company Transaction Expenses for the account of each recipient thereof, by wire transfer of immediately available funds to the accounts provided by the Company; and (b) an amount equal to the aggregate estimated Company Closing Bonuses, excluding the Deferred Company Closing Bonus Amount, by wire transfer of immediately available funds to the

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Company’s payroll account, for further payment (net of applicable withholding Taxes and the employer portion of employment Taxes attributable thereto) to each recipient thereof.
2.9    Post-Closing Adjustments.
(a)    No later than forty-five (45) days following the Closing Date, Purchaser will prepare and deliver to the Seller Representative a balance sheet of the Company as of the Adjustment Time (the “Closing Balance Sheet”), together with a statement (the “Closing Statement”) setting forth Purchaser’s calculation of the Closing Purchase Price and each of the components thereof, including the items comprising the Closing Working Capital, Company Indebtedness, Closing Accounts Receivable, Company Transaction Expenses, Cash and Cash Equivalents of the Company and Company Closing Bonuses, excluding the Deferred Company Closing Bonus Amount. Purchaser will prepare the Closing Balance Sheet and the Closing Statement (including the determinations included therein) in accordance with Section 2.9(e).
(b)    During the forty-five (45) day period immediately following the Seller Representative’s receipt of the Closing Balance Sheet and the Closing Statement, the Seller Representative will be permitted to review, during normal business hours and upon reasonable notice, the Company’s books and records, personnel and advisors of the Company and Purchaser, and the working papers of such Persons related to the preparation of the calculations in the Closing Balance Sheet and the Closing Statement (including the determinations included therein) to the extent reasonably necessary to enable the Seller Representative to review the Closing Balance Sheet and the Closing Statement. The Closing Balance Sheet and the Closing Statement (including the determinations included therein) will become final, binding and conclusive upon Purchaser and the Seller Representative (i) on the date that is forty-five (45) days following the Seller Representative’s receipt thereof, unless Purchaser receives from the Seller Representative prior to such date written notice of the Seller Representative’s disagreement (for purposes of this Section 2.9, a “Dispute Notice”) with any account or determination set forth in the Closing Balance Sheet or the Closing Statement or (ii) on such earlier date as the Seller Representative notifies Purchaser that it does not dispute the Closing Balance Sheet and Closing Statement. Any Dispute Notice will specify in reasonable detail the nature and dollar amount of any disagreement so asserted (for purposes of this Section 2.9, collectively, the “Disputed Items”). If the Seller Representative timely delivers a Dispute Notice, then the determination of the Closing Purchase Price (in accordance with the resolution described in clause (x) or (y) below, as applicable) will become final, binding and conclusive upon Purchaser and the Seller Representative on the first to occur of (x) the date on which Purchaser and the Seller Representative resolve in writing all differences they have with respect to the Disputed Items or (y) the date on which all of the Disputed Items that are not resolved by Purchaser and the Seller Representative in writing are finally resolved in writing by the Independent Accountants in accordance with Section 2.9(c).
(c)    During the forty-five (45) days following delivery of a Dispute Notice, Purchaser and the Seller Representative will seek in good faith to resolve in writing any differences that they have with respect to all of the Disputed Items. Any Disputed Item resolved in writing by Purchaser and the Seller Representative will be deemed final, binding and conclusive on Purchaser and the Seller Representative. If Purchaser and the Seller Representative do not reach agreement on all of the Disputed Items during such forty-five (45) day period (or such longer period as they shall mutually agree in writing), then at the end of such forty-five (45)

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day (or longer) period, Purchaser and the Seller Representative will submit all unresolved Disputed Items (collectively, the “Unresolved Items”) to the Independent Accountants to review and resolve such matters. The Independent Accountants will determine each Unresolved Item (the amount of which may not be more favorable to Purchaser than the related amount reflected in the Closing Statement nor more favorable to the Sellers than the related amount set forth in the Dispute Notice) in accordance with Section 2.9(e) as promptly as may be reasonably practicable, and Purchaser and the Seller Representative will instruct the Independent Accountants to endeavor to complete such process within a period of no more than thirty (30) days. The Independent Accountants may conduct such proceedings as the Independent Accountants believe necessary and appropriate, in their sole discretion, to resolve the Unresolved Items; provided that the Independent Accountants shall apply the provisions of this Agreement concerning determination of the Closing Balance Sheet and Closing Statement. In addition, except as Purchaser and the Seller Representative may otherwise mutually agree, all communications between Purchaser and the Seller Representative or any of their respective representatives, on the one hand, and the Independent Accountants, on the other hand, will be in writing with copies simultaneously delivered to the non-communicating party. The Independent Accountants’ determination of the Unresolved Items will be final, binding and conclusive on Purchaser and the Seller Representative, effective as of the date the Independent Accountants’ written determination is received by Purchaser and the Seller Representative. Each of Purchaser and the Seller Representative (on behalf of the Sellers) will bear its own legal, accounting and other fees and expenses of participating in such dispute resolution procedure. The fees and expenses of the Independent Accountants incurred pursuant to this Section 2.9(c) (the “Accounting Fees”) shall be allocated between Purchaser, on the one hand, and the Seller Representative (on behalf of the Sellers), on the other hand as follows: a portion of the Accounting Fees equal to the product of the Accounting Fees multiplied by a fraction, the numerator of which is the aggregate dollar amount of the Unresolved Items resolved by the Independent Accountants in favor of Purchaser and the denominator of which is the aggregate dollar amount of all Unresolved Items submitted to the Independent Accountants for resolution, shall be allocated to the Seller Representative (on behalf of the Sellers), and the remainder shall be allocated to Purchaser.
(d)    Upon final determination of the Closing Purchase Price pursuant to Section 2.9(b) or (c) (the “Final Closing Purchase Price”), an adjustment to the Purchase Price will be determined and paid as follows:
(i)    If the Estimated Closing Purchase Price exceeds the Final Closing Purchase Price, the Seller Representative and Purchaser shall, within three (3) Business Days of the determination of the Final Closing Purchase Price, cause the Escrow Agent to disburse from the Closing Purchase Price Adjustment Escrow Amount to (A) Purchaser, the amount of such excess, and (B) the Sellers in accordance with their respective Pro Rata Shares, any remaining Closing Purchase Price Adjustment Escrow Amount, in each case by wire transfer of immediately available funds to the accounts specified by Purchaser and each Seller, respectively. If the Estimated Closing Purchase Price exceeds the Final Closing Purchase Price by more than the entire Closing Purchase Price Adjustment Escrow Amount, then Purchaser and the Seller Representative shall simultaneously with the disbursement of the Closing Purchase Price Adjustment Escrow

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

Amount to Purchaser, cause the Escrow Agent to disburse from Indemnity Escrow Amount the amount of such excess.
(ii)    If the Final Closing Purchase Price exceeds the Estimated Closing Purchase Price, (A) Purchaser will deliver the amount of such excess to the Sellers, pro rata in accordance with their respective Pro Rata Shares, and (B) the Seller Representative and Purchaser shall, within three (3) Business Days of the determination of Final Closing Purchase Price, cause the Escrow Agent to disburse the entire Closing Purchase Price Adjustment Amount to the Sellers in accordance with their Pro Rata Shares. Any amount payable by Purchaser pursuant to clause (A) of this Section 2.9(d)(ii) will be paid, by wire transfer of immediately available funds to a bank account(s) designated by the Sellers.
(e)    For the purposes of this Article II, each amount included in the Estimated Closing Purchase Price Calculation, the Closing Statement and the Closing Balance Sheet will be prepared (i) in accordance with GAAP and (ii) using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the fiscal year ending December 31, 2015, as set forth on Exhibit F (such methods, practices, principles, policies and procedures in clause (ii), the “Closing Statement Principles”), without giving effect to the consummation of the purchase and sale transactions contemplated hereby, any payments required to be made pursuant to this Agreement, or Purchaser’s Closing and post-Closing financing arrangements, if any; provided, however, in the event of a conflict between the Closing Statement Principles and GAAP, the Closing Statement Principles shall prevail.
2.10    Customer Retention Contingent Purchase Price.
(a)    Certain Definitions. For purposes of this Section 2.10, the following terms shall have the following meanings:
(i)    “Active Customer” means a Selected Customer which, (1) as of the last day of the Customer Retention Contingent Purchase Price Determination Period, has not terminated its customer Contract with the Company or notified the Company in writing or, to the Knowledge of the Company, orally of its intention to terminate such Contract (other than to enter into a new customer Contract with the Company) and (2) has provided either (a) a Data Extract to the Company within the two month period prior to the end of the Customer Retention Contingent Purchase Price Determination Period or (b) written confirmation to the Company of such Selected Customer’s intention to provide a Data Extract to the Company within the three (3) month period after the end of the Customer Retention Contingent Purchase Price Determination Period or (c) actually does provide a Data Extract to the Company during such three (3) month period.
(ii)    “Actual Revenue” means the actual revenue recognized by the Company from the sale or license of Company Products to a Selected Customer during the Customer Retention Contingent Purchase Price Determination Period, determined as set forth below in this Section 2.10.

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

(iii)    “Customer Retention Contingent Purchase Price Determination Period” means the period commencing on August 1, 2016 and ending on July 31, 2017.
(iv)    “Customer Retention Contingent Purchase Price Aggregate Cap” means Six Million Dollars ($6,200,000).
(v)    “Forecasted Revenue” means the revenue forecasted to be recognized by the Company from the sale or license of Company Products to a Selected Customer during the Customer Retention Contingent Purchase Price Determination Period as set forth on Schedule 2.10(a) under the caption “Forecasted Revenue”.
(vi)    “Selected Customer” means each of customers of the Company identified on Schedule 2.10(a).
(vii)    “Selected Customer CPP Amount” means such amount of the Customer Retention Contingent Purchase Price Aggregate Cap set forth adjacent to a Selected Customer’s Name on Schedule 2.10(a) under the caption “CPP Amount”.
(b)    Determination of Customer Retention Contingent Purchase Price.
(i)    As additional consideration for the Shares, Purchaser shall pay to the Sellers an aggregate amount (the “Customer Retention Contingent Purchase Price”) equal to the difference between (A) the sum of the Selected Customer CPP Amounts earned by the Sellers minus (B) the Deferred Company Closing Bonus Amount. The Sellers will be entitled to the full amount of the Selected Customer CPP Amount for a Selected Customer provided that (A) the Actual Revenue from such Selected Customer is equal to at least 57.5% of the Forecasted Revenue for such Selected Customer and (B) such Selected Customer is an Active Customer.
(ii)    Notwithstanding anything to the contrary, (A) if a Selected Customer is not an Active Customer or if the Actual Revenue from such Selected Customer is not equal to at least 57.5% of the Forecasted Revenue for such Selected Customer, then the Sellers shall not be entitled to receive the Selected Customer CPP Amount for such Selected Customer; and (B) in no event shall the Customer Retention Contingent Purchase Price exceed the Customer Retention Contingent Purchase Price Aggregate Cap.
(iii)    In the event that the Customer Retention Contingent Purchase Price is a negative amount (the “Shortfall”) then, the Sellers, jointly and severally, shall pay to Purchaser, the Shortfall on such date as payment of the Customer Retention Contingent Purchase Price is due under Section 2.10(f).
(c)    Delivery of Customer Retention Contingent Purchase Price Statement. Not more than forty-five (45) days after the end of the Customer Retention Contingent Purchase Price Determination Period or, with respect to any Selected Customer that was not an Active Customer as of the end of the Customer Retention Contingent Purchase Price Determination Period but that is determined to be an Active Customer in accordance with clause (2)(c) of the definition of “Active Customer,” within ten (10) Business Days after the three-month

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

anniversary of the end of the Customer Retention Contingent Purchase Price Determination Period, Purchaser shall prepare and deliver to the Seller Representative a statement (the “Customer Retention Contingent Purchase Price Statement”) setting forth in reasonable detail Purchaser’s calculation of the Actual Revenue for each Selected Customer, the Selected Customer CPP Amount earned for each Selected Customer and the aggregate Customer Retention Contingent Purchase Price.
(d)    Review of Customer Retention Contingent Purchase Price Statement. During the forty-five (45) day period immediately following the Seller Representative’s receipt of the Customer Retention Contingent Purchase Price Statement, the Seller Representative will be permitted to review, during normal business hours and upon reasonable notice, the Company’s books and records, personnel and advisors of the Company and Purchaser, and the working papers of such Persons related to the preparation of the Customer Retention Contingent Purchase Price Statement (including the determinations included therein), to the extent reasonably necessary to enable the Seller Representative to review the Customer Retention Contingent Purchase Price Statement and the amount of Customer Retention Contingent Purchase Price. The Customer Retention Contingent Purchase Price Statement (including each of the Selected Customer CPP Amount contained therein) and the amount of the Customer Retention Contingent Purchase Price (and each Selected Customer CPP Amount) will become final, binding and conclusive upon Purchaser and the Seller Representative (i) on the date that is forty-five (45) days following the Seller Representative’s receipt thereof, unless Purchaser receives from the Seller Representative prior to such date written notice of the Seller Representative’s disagreement (for purposes of this Section 2.10, a “Dispute Notice”) with any determination set forth in the Customer Retention Contingent Purchase Price Statement or (ii) on such earlier date as the Seller Representative notifies Purchaser that it does not dispute the Customer Retention Contingent Purchase Price Statement. Any Dispute Notice will specify in reasonable detail the nature and dollar amount of any disagreement so asserted (for purposes of this Section 2.10, collectively, the “Disputed Items”). If the Seller Representative timely delivers a Dispute Notice, then the determination of each Selected Customer CPP Amount included in the Dispute Notice will become final, binding and conclusive upon Purchaser and the Seller Representative on the first to occur of (x) the date on which Purchaser and the Seller Representative resolve in writing all differences they have with respect to any such Selected Customer CPP Amount or (y) the date that any such Selected Customer CPP Amount that is not resolved by Purchaser and the Seller Representative in writing are finally resolved in accordance with Section 2.10(e).
(e)    Dispute. Any dispute with respect to the Customer Retention Contingent Purchase Price Statement (including any Selected Customer CPP Amount) shall be determined, generally, in accordance with the dispute resolution procedures set forth in Section 2.9(d).
(f)    Payment of Customer Retention Contingent Purchase Price. On or prior to the fifth (5th) Business Day after the Selected Customer CPP Amount with respect to a given Selected Customer becomes final, binding and conclusive pursuant to Section 2.10(d), subject to the last sentence of this Section 2.10(f) and Section 10.6(g), Purchaser and the Seller Representative shall jointly instruct the Escrow Agent to disburse from the Customer Retention Contingent Purchase Price Escrow Amount (i) to the Sellers, pro rata in accordance with their respective Pro Rata Shares, the Selected Customer CPP Amount with respect

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

to such Selected Customer that is payable to the Sellers pursuant to this Section 2.10 or (ii) to Purchaser, the Selected Customer CPP Amount with respect to such Selected Customer that is not payable to the Sellers pursuant to this Section 2.10. The Deferred Company Closing Bonus Amount shall be deducted from the first Selected Customer CPP Amount paid hereunder and, if necessary, subsequent Selected Customer CPP Amounts paid hereunder until the full Deferred Company Closing Bonus Amount has been deducted from Selected Customer CPP Amounts.
(g)    Computation of Actual Revenue from Selected Customers. For purposes of computing the Actual Revenue for each Selected Customer, unless otherwise agreed in writing between Purchaser and the Seller Representative, revenue shall (i), in the case of contingency fee revenue, be recognized as of the date upon which a Selected Customer receives payment from a third party payer in respect of the operation of a Company Product, or, (ii), in the case of subscription fee revenue, be recognized as of the date upon which the Company delivers the account billing list to its customer and (iii), in all cases, exclude revenue recognized from such Selected Customer from the sale of products or services (other than Company Products) provided by the Purchaser or its Affiliates (including the Company).
(h)    Conduct of Business. Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Seller Representative, from the Closing until the last day of the Customer Retention Contingent Purchase Price Determination Period:
(i)Purchaser shall operate the Business of the Company in good faith, in the Ordinary Course of Business, including not increasing or decreasing customer pricing as set forth in the Company’s customer Contracts including the modifications identified on Schedule 4.12(b) and using the Company’s historical accounts receivable collection practices described on Schedule 2.11(d), and otherwise using its commercially reasonable efforts to promote, develop, market, and distribute the Company Products;
(ii)Purchaser shall not and shall cause the Company to not take any action that is intended to circumvent the ability of the Company to recognize Actual Revenue from any or all Selected Customers during the Customer Retention Contingent Purchase Price Determination Period;
(iii)Purchaser shall maintain separate books and records with respect to the computation and verification of the Actual Revenue from the Selected Customers; and
(iv)Purchaser shall not, prior to the last day of the Customer Retention Contingent Purchase Price Determination Period, consummate the sale of all or substantially all of the equity or assets of the Company, on a stand-alone basis, to an unaffiliated third party.
(i)    Prepayment. Purchaser shall have the right to prepay the Customer Retention Contingent Purchase Price in whole, but not in part, assuming the maximum amount thereof is earned, at any time. If Purchaser desires to so prepay the Customer Retention Contingent Purchase Price, Purchaser shall so notify the Seller Representative and the Sellers, and Purchaser and the Seller Representative shall issue joint written directions to the Escrow

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

Agent to disburse the Customer Retention Contingent Purchase Price Escrow Amount to the Sellers, pro rata in accordance with their respective Pro Rata Shares, and the Sellers shall, jointly and severally, reimburse the Purchaser for the Deferred Company Closing Bonus Amount, pro rata based on their respective Pro Rata Shares, promptly following the final determination thereof.
2.11    Accounts Receivable Contingent Purchase Price.
(a)Determination of Accounts Receivable Contingent Purchase Price. As additional consideration for the Shares, Purchaser shall pay to the Sellers an aggregate amount equal to the amount of Closing Accounts Receivable, determined without regard to the related allowance for doubtful accounts and as finally determined (and included in the Final Closing Purchase Price) pursuant to Section 2.9, collected by the Company after the Closing Date and through the close of business on the 18-month anniversary of the Closing Date (the “Accounts Receivable Contingent Purchase Price”).
(b)Payment of Accounts Receivable Contingent Purchase Price. Purchaser shall pay to the Sellers the aggregate amount of Closing Accounts Receivable, determined without regard to the related allowance for doubtful accounts and as finally determined (and included in the Final Closing Purchase Price) pursuant to Section 2.9, collected by the Company on a periodic basis as set forth in the following table:

Collection Period	Payment Date
After Closing Date to September 30, 2016	On or before October 15, 2016
October 1, 2016 to December 31, 2016	On or before January 15, 2017
January 1, 2017 to March 30, 2017	On or before April 15, 2017
April 1, 2017 to June 30, 2017	On or before July 15, 2017
July 1, 2017 to September 30, 2017	On or before October 15, 2017
October 1, 2017 to December 31, 2017	On or before January 15, 2018
January 1, 2018 thru March 20, 2018	On or before April 15, 2018
In connection with each Accounts Receivable Contingent Purchase Price payment, Purchaser shall deliver to the Seller Representative a statement setting forth the Closing Accounts Receivable collected by the Company during the applicable period (each an “Accounts Receivable Contingent Purchase Price Statement”).
(c)Review of Accounts Receivable Contingent Purchase Price Statements. During the forty-five (45) day period immediately following the Seller Representative’s receipt of each Accounts Receivable Contingent Purchase Price Statement, the Seller Representative

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

will be permitted to review, during normal business hours and upon reasonable notice, the Company’s books and records, personnel and advisors of the Company and Purchaser, and the working papers of such Persons related to the preparation of such Accounts Receivable Contingent Purchase Price Statement (including the determinations included therein), to the extent reasonably necessary to enable the Seller Representative to review the Accounts Receivable Contingent Purchase Price Statement and the amount of Accounts Receivable Contingent Purchase Price payable pursuant thereto. Any dispute with respect to an Accounts Receivable Contingent Purchase Price Statement shall be determined, generally, in accordance with the dispute resolution procedures set forth in Section 2.9(d).
(d)Collection Practices. Except with the prior written consent of the Seller Representative, from the Closing until the 18-month anniversary of the Closing Date:
(i)Purchaser shall and shall cause the Company to use the Company’s historical accounts receivable collection practices set forth on Schedule 2.11(d) in connection with the Company’s efforts to seek to collect all Closing Accounts Receivable;
(ii)Notwithstanding clause (i) above, Purchaser shall not, and shall cause the Company not to, cancel, settle, discharge or compromise any Closing Accounts Receivable, or extend the payment terms of any Closing Accounts Receivable;
(iii)Purchaser shall not, and shall cause the Company not to, take any action that is intended to circumvent the ability of the Company to collect Closing Accounts Receivable; and
(iv)Purchaser shall cause the Company to maintain books and records with respect to the computation and verification of the Accounts Receivable Contingent Purchase Price.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Each Seller, severally and not jointly, hereby represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, that the statements contained in this Article III are true and correct, it being agreed that Purchaser is relying on each of the following representations and warranties:
3.1    Authorization/Legal Power; Enforceability.
(e)Such Seller has all requisite power and authority or legal capacity to execute and deliver this Agreement and each other agreement, document, instrument and certificate contemplated by this Agreement or to be executed by such Seller in connection with the consummation of the transactions contemplated by this Agreement (collectively, the “Seller Documents”), and to consummate the transactions contemplated hereby and thereby. No Person has any community property rights by virtue of marriage or otherwise in any of the Shares owned by such Seller. With respect to each Seller that is not an individual, the execution,

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

delivery and performance by such Seller of this Agreement and each Seller Document to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate, limited liability company or other required action on behalf of such Seller.
(f)This Agreement has been, and at or prior to the Closing each Seller Document will be, duly and validly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and each Seller Document when executed and delivered will constitute, a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and (ii) general principles of equity.
3.2    Conflicts; Consents of Third Parties.
(a)    The execution and delivery by such Seller of this Agreement or the Seller Documents do not, and except as set forth in Schedule 3.2(a) of the Disclosure Schedules, the consummation of the transactions contemplated hereby or thereby and compliance by such Seller with any of the provisions hereof or thereof will not, directly or indirectly, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) with respect to any Seller that is not an individual, the organizational documents of such Seller; (ii) any Contract or Permit to which such Seller is a party or by which any of the properties or assets of such Seller are bound; (iii) any Order of any Governmental Body applicable to such Seller or by which any of the properties or assets of such Seller are bound; or (iv) any applicable Law.
(b)    No consent, waiver, approval, Order, Permit or authorization of, declaration or filing with or notification to any Person or Governmental Body is required on the part of such Seller in connection with the execution and delivery of this Agreement or the Seller Documents, the compliance by such Seller with any of the provisions hereof or thereof or the consummation of the transactions contemplated hereby or thereby, except for such consents, waivers, approvals, Orders, Permits or authorizations as are specified on Schedule 3.2(b) of the Disclosure Schedules or except for such consents, waivers, approvals, Orders, Permits or authorizations that, if not obtained, would not have a material adverse effect on such Seller’s ability to consummate the transactions contemplated hereby.
3.3    Ownership of Shares.    Such Seller owns, beneficially and legally, free and clear of any Liens, the number of Shares set forth opposite such Seller’s name on Exhibit A under the heading “Shares of Common Stock Held”. Except as contemplated by this Agreement, there are no commitments, options, contracts or other arrangements under which such Seller is or may become obligated to sell or otherwise dispose of such Seller’s Shares. At the Closing, upon delivery of and payment for such Seller’s Shares as provided in this Agreement, all of such Seller’s Shares shall be transferred to Purchaser, and Purchaser shall have legal and valid title to such Shares free and clear of any Liens. As of the date hereof, such Seller has not granted a power of attorney or proxy with respect to any of such Seller’s Shares that has not been validly revoked.

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

3.4    No Broker. Other than MEA Advisors LLC, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for such Seller in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment from such Seller, the Company or Purchaser in respect thereof.
3.5    Insolvency.    There are no Proceedings pending under any applicable bankruptcy, insolvency, reorganization or similar Laws in any jurisdiction concerning such Seller. No receiver or trustee has been appointed with respect to all or any portion of any business or assets of such Seller. Such Seller is able to pay such Seller’s liabilities in the ordinary course as they mature and owns property which, at a fair valuation, is greater than the sum of such Seller’s liabilities. No distress, execution or other process has been levied on any asset of such Seller.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, that the statements contained in this Article IV are true and correct, it being agreed that Purchaser is relying on each of the following representations and warranties:
4.1    Organization and Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of New York and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted. The Company is duly licensed, qualified or authorized to do business as a foreign corporation or other entity and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such license, qualification or authorization, except where the failure to be so licensed, qualified, authorized or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Purchaser in the Virtual Dataroom true, correct and complete copies of the Company Certificate and the Company By-Laws. The Company has not conducted any business under any name other than the name set forth in the Company Certificate. The Company is not a successor or successor-in-interest to any other Person.
4.2    Authorization; Enforceability.
(a)    The Company has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement (collectively, the “Company Documents”) and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each Company Document and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on behalf of the Company.

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(b)    This Agreement has been, and at or prior to the Closing each Company Document will be, duly and validly executed and delivered by the Company, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Company Document when so executed and delivered will constitute, a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and (ii) general principles of equity.
4.3    Conflicts; Consents of Third Parties.
(a)    The execution and delivery by the Company of this Agreement or the Company Documents do not, and, except as set forth on Schedule 4.3(a) of the Disclosure Schedules, the consummation of the transactions contemplated hereby or thereby and compliance by the Company with any of the provisions hereof or thereof (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly:
(i)violate or conflict with the Company Certificate or the Company By-Laws;
(ii)(A) violate, breach, conflict with, (B) constitute a default, an event of default or an event creating any additional rights (including rights of amendment, impairment, modification, suspension, revocation, acceleration, termination or cancellation) under, or (C) impose additional obligations or result in a loss of any rights (including any rights with respect to any Company Intellectual Property Rights, data or information technology system or Data Provider Contracts);
(iii)violate, breach, conflict with or require a consent or the delivery of notice or a new or additional enrollment, registration or other application or submission under (A) any Order of any Governmental Body applicable to the Company or by which any of the properties or assets of the Company are bound or (B) any applicable Law, other than, in the case of clauses (ii) and (iii)(B), such violations, breaches, conflicts, defaults, additional rights or obligations, losses of rights or consents, notices, new or additional enrollments, registrations or other applications or submissions that have not and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.
(b)    No consent, waiver, approval, new or additional enrollment, registration or other application or submission, Order, Permit or authorization of, declaration or filing with or notification to any Person or Governmental Body is required on the part of the Company in connection with the execution and delivery of this Agreement or the Company Documents, the compliance by the Company with any of the provisions hereof or thereof or the consummation of the transactions contemplated hereby or thereby, except for such consents, waivers, approvals, Orders, Permits or authorizations as are specified on Schedule 4.3(b) of the Disclosure Schedules or that, if not obtained, would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company following the Closing.

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

4.4    Capitalization.
(a)    The authorized equity capital of the Company consists solely of 200 shares of Common Stock, of which 100 shares are issued and outstanding. As of the date hereof, each Seller owns 50 shares of Common Stock. All of the issued and outstanding shares of Common Stock have been duly authorized and are validly issued in compliance with all applicable Laws and are fully paid and non-assessable. No other equity capital of the Company is authorized, issued or outstanding. The rights, preferences, privileges and restrictions of the shares of Common Stock are as stated in the Company Certificate and the Company By-Laws.
(b)    There is no outstanding option, warrant, call, “phantom” equity plans, equity based performance right, right (including equity appreciation rights, conversion or preemptive rights and rights of first refusal), shareholder agreement between any shareholder and the Company or any other shareholder, debt convertible into equity securities having such rights, or Contract of any character to which the Company is a party requiring, and there are no securities of the Company outstanding that upon conversion or exchange would require, the issuance of shares of Common Stock or any other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of Common Stock or other equity securities of the Company or any profit participation or equity appreciation rights or similar plans or rights of the Company. The Company is not a party to and is not bound by any voting trust, proxy or other Contract with respect to the voting, redemption, sale, transfer or other disposition of shares of Common Stock or other equity securities of the Company.
4.5    Subsidiaries. The Company does not have any Subsidiaries.
4.6    Financial Statements.
(a)    The Company has delivered to Purchaser copies of the following financial statements (collectively, the “Financial Statements”): (i) unaudited balance sheets of the Company as at each of December 31, 2015 and December 31, 2014 and the related statements of earnings and changes in shareholders’ equity and of cash flows of the Company for each of the fiscal years then ended (collectively, the “Annual Financial Statements”); and (ii) an unaudited balance sheet of the Company as of June 30, 2016 and the related statements of earnings for the six (6) months then ended. Each of the Financial Statements has been prepared in accordance with GAAP using the accounting methods set forth on Schedule 4.6(a) of the Disclosure Schedules and fairly presents in all material respects the financial position, results of operations, shareholders’ equity and cash flows, as applicable, of the Company as of the dates and for the periods indicated therein, subject, in the case of the Financial Statement for the six (6) months ended June 30, 2016, to normal recurring year-end adjustments, the effect of which is not, individuals or in the aggregate, material.
(b)    The Company maintains internal accounting controls that have been designed to provide reasonable assurance that (i) transactions are recorded as necessary to permit accurate preparation of its financial statements and to maintain accurate accountability for its assets, (ii) the reporting of its assets is compared with existing assets at regular intervals and (iii)

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accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
4.7    No Undisclosed Liabilities. The Company does not have any material liabilities (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted), other than (a) liabilities to the extent reflected or reserved against in the Annual Financial Statements (excluding the notes thereto), (b) liabilities incurred in the Ordinary Course of Business after the Balance Sheet Date (but excluding any liabilities for breach of contract, breach of warranty, tort, infringement, violation of Law, claim or lawsuit), (c) liabilities incurred in connection with the transactions contemplated hereby, and (d) Company Transaction Expenses, Company Closing Bonuses and the Deferred Company Closing Bonus Plan.
4.8    Absence of Certain Developments. Except as set forth on Schedule 4.8 of the Disclosure Schedules or as contemplated by this Agreement, since the Balance Sheet Date (a) the Company has conducted its Business only in the Ordinary Course of Business, (b) there has occurred no event, condition, change, effect, occurrence, or development of a set of circumstances or facts relating to the Company that had or reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect and (c) the Company has not:
(i)authorized, transferred, issued, sold or disposed of any shares of Common Stock or other securities or granted options, warrants, calls or other rights to purchase or otherwise acquire shares of Common Stock or other securities;
(ii)declared or paid a divided on, or made any other distribution in respect of, any shares of Common Stock;
(iii)effected any recapitalization, reclassification or like change in the capitalization of the Company;
(iv)acquired any real property or sold, assigned, licensed, transferred, conveyed, leased or otherwise disposed of any real property or amended, modified, extended, renewed or terminated any Lease or entered into any new Lease;
(v)acquired any material properties or assets;
(vi)sold, assigned, licensed, transferred, conveyed, leased or otherwise disposed of any properties or assets, other than the non-exclusive license of Intellectual Property to customers in the Ordinary Course of Business, of the Company having a value individually in excess of $10,000 or an aggregate value exceeding $50,000 (or in each case an equivalent amount in any other currency), except for the purpose of disposing of obsolete or worthless assets or to the extent such properties or assets are replaced with like properties or assets of equivalent value;
(vii)sold, assigned, licensed, transferred, conveyed, abandoned or otherwise disposed of any Company Intellectual Property Rights, other than non-

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

exclusive licenses or abandonment of any non-material Registered Intellectual Property, in each case, in the Ordinary Course of Business;
(viii)waived any material rights under, or entered into, any Contract of a type described in Section 4.12(a) (whether or not such Contract was in effect as of the date of this Agreement);
(ix)implemented or adopted any change in its accounting methods, policies, principles or procedures, except as required by Law or by GAAP;
(x)cancelled, settled, discharged or compromised any debt or claim or knowingly waived or released any material right of the Company, except for adjustments made to customer accounts receivable in the Ordinary Course of Business, none of which adjustments are in excess of $100,000, individually or in the aggregate;
(xi)entered into any commitment for capital expenditures of the Company, other than as expressly required or authorized by the Company’s current budget as set forth in Schedule 4.8 of the Disclosure Schedules;
(xii)delayed or postponed the payment of accounts payable and other liabilities, accelerated accounts receivable and invoicing or product delivery outside the Ordinary Course of Business;
(xiii)incurred any Indebtedness or incurred or become subject to any material liability, except current liabilities incurred in the Ordinary Course of Business and liabilities under Contracts (other than liabilities for breach) entered into in the Ordinary Course of Business;
(xiv)(A) materially increased the compensation or employee benefits provided to any Business Employee, director or other individual service provider of the Company, except in the Ordinary Course of Business, other than Company Closing Bonuses, or (B) adopted, amended or terminated any Company Benefit Plan, except to the extent required to comply with the requirements of applicable Law or as requested by Purchaser or as contemplated by this Agreement;
(xv)made any loans or advances to any Person, except for advances to employees or officers of the Company for expenses incurred in the Ordinary Course of Business;
(xvi)made or rescinded any material election relating to Taxes, settled or compromised any Proceeding relating to Taxes; or
(xvii)agreed to do anything prohibited by this Section 4.8.
4.9    Taxes. Except as set forth on Schedule 4.9 of the Disclosure Schedules:
(a)The Company has timely filed all Tax Returns required to be filed by it, and all Taxes, whether or not shown as due thereon, have been paid by it. All such Tax Returns

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

and reports are accurate, correct and complete in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return, and the Financial Statements reflect an adequate reserve in accordance with GAAP for all Taxes payable by the Company for all taxable periods and portions thereof through the date of such Financial Statements. All Taxes required to be withheld by the Company have been withheld and, to the extent due, have been duly and timely paid to the proper Taxing Authority. No written claim has ever been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings and with respect to which an adequate reserve has been established in accordance with GAAP) upon any of the assets of the Company.
(b)None of the Tax Returns filed by the Company or Taxes payable by the Company have been the subject of a Proceeding by any Taxing Authority, and no Proceeding is currently pending or threatened in writing. The Company has not waived any statute of limitation with respect to any Tax. The Company is not a party to any agreement to any extension of time with respect to a Tax assessment or deficiency that remains outstanding.
(c)The Company made a valid election to be treated as a “S corporation” for federal income tax purposes pursuant to Section 1361(a) of the Code as of March 18, 1999 and has at all times thereafter continued to satisfy all requirements to qualify as a “small business corporation” pursuant to Section 1361(b) of the Code and the Treasury Regulations issued thereunder. Schedule 4.9(c) of the Disclosure Schedules sets forth each other jurisdiction for which the Company has elected to be treated as an “S corporation” (or the equivalent thereof), including the jurisdiction and the effective date, and such election is effective from and after such effective date through and including the end of the day on the Closing Date. The Company does not have any Tax liability under Section 1374 of the Code (or any similar provision of applicable Law).
(d)The Company (i) does not have any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax Law), or as a transferee or successor, or by contract, or otherwise; (ii) is not a party to or bound by any Tax allocation, indemnity or sharing agreement; (iii) has not distributed equity securities or stock of another Person, or had its equity securities distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code within the past 3 years; (iv) is not and has not been a party to any “listed transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b); (v) does not have a permanent establishment (within the meaning of an applicable Tax treaty) and has not otherwise become subject to Tax jurisdiction in a country other than the country in which it is organized; and (vi) is not and has not been subject to adjustment under Code Section 482 (including any similar provision of state, local, or foreign Tax Law).
(e)The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) any use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid or deferred amount received on or prior to the Closing Date; or (vi) election under Section 108(i) of the Code.
4.10    Title to Assets. The Company owns, leases, licenses or has the legal right to use all of its material tangible properties and tangible assets used in the conduct of its business (all such material properties and assets of the Company, collectively, the “Assets”). The Company has good title to, or, in the case of leased or licensed Assets, valid and subsisting leasehold interests in or licenses to use, all of its Assets, free and clear of all Liens, except for Permitted Liens and Liens securing Company Indebtedness that will be released at Closing as contemplated hereby. All such Assets are in reasonable operating condition and repair, normal wear and tear excepted and consistent with age, and are suitable for the purposes for which they are currently used.
4.11    Intellectual Property and Information Technology.
(a)Schedule 4.11(a) of the Disclosure Schedules sets forth a true, correct and complete list of all (i) Registered Intellectual Property and specifies, with respect to each item of Registered Intellectual Property, the owner, jurisdiction of filing, issuance and/or registration numbers and dates; (ii) proprietary Software developed by or on behalf of the Company (the “Company Software”); (iii) the Company Production Hardware; (iv) the Production Object Code Deployment List; and (v) the Production Project Tree. All Registered Intellectual Property is owned solely by the Company and is valid and enforceable and subsisting and in full force and effect.
(b)The Company owns and possesses all right, title and interest in and to, or, except as set forth on Schedule 4.11(b) of the Disclosure Schedules, has the right to use pursuant to a valid written license agreement, all Intellectual Property, including all Registered Intellectual Property, that is necessary for, or used or held for use in, the conduct of the Business as currently conducted and as currently proposed to be conducted (collectively and together with all other Intellectual Property owned by the Company, the “Company Intellectual Property Rights”) free and clear of all Liens other than Permitted Liens. No third Person that has developed jointly with the Company any Company Intellectual Property Rights has retained any rights, title, or interest in or to such Company Intellectual Property Rights. The consummation of the transactions contemplated by this Agreement shall not impair any right, title or interest of the Company in or to any of the Company Intellectual Property Rights or the Company Systems, and all of the Company Intellectual Property Rights and the Company Systems shall be owned or available for use by the Company immediately after the Closing Date on terms and conditions identical to those under which the Company owned or used the Company Intellectual Property Rights and the Company Systems immediately prior to the Closing Date; provided, however, that no representation is made with respect to facts and circumstances solely relating to Purchaser and its Affiliates. The Company is in physical possession of all tangible embodiments of all Company Software, other Software included in the Company Software, all Production Source Code, all Production Object Code, the Company Build Environment, and the Company Production Environment.

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

(c)Neither the Company nor the conduct of the Business as currently conducted, or as conducted in the past six (6) years, has infringed, misappropriated or otherwise violated the Intellectual Property of any Person. There are no claims against the Company that were either made in the past six (6) years or are currently pending or, to the Knowledge of the Company, threatened, by any Person (i) alleging that the Company has infringed, misappropriated or otherwise violated the Intellectual Property of any other Person, or (ii) contesting the ownership, use, enforceability, validity, patentability or registrability of any Company Intellectual Property Rights (including any demands or offers to license any Intellectual Property from any other Person), and there is no basis for any such claim. To the Knowledge of the Company, in the past six (6) years, no other Person has infringed, misappropriated or otherwise violated any Intellectual Property owned, or exclusively licensed, by the Company. The Company Intellectual Property Rights owned by the Company are not subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use, ownership or disposition thereof.
(d)The Company has taken commercially reasonable actions necessary to maintain, protect and enforce the secrecy, confidentiality and value of any trade secrets and other confidential information included in the Company Intellectual Property Rights, including all source code for Company Software. Each current and former employee, independent contractor and consultant of the Company that has been involved in the creation or other development of any Intellectual Property for or otherwise on behalf of the Company (including of any Company Intellectual Property Rights) has entered into a valid and enforceable written agreement pursuant to which such Person (i) is bound to maintain the confidentiality of the confidential information of the Company and (ii) assigns to the Company all Intellectual Property created or otherwise developed by such Person in the course of such Person’s employment or other relationship with the Company; provided, however, that, in the case of an independent contractor or consultant, such written agreements relate solely to Intellectual Property created or otherwise developed by such Person for the Company. No employee, independent contractor or consultant of the Company has ever claimed any right, title or interest in or to any Company Intellectual Property Rights, and, to the Knowledge of the Company, no such Person is in breach of any such confidentiality or assignment agreement(s) to which such Person is a party.
(e)Except as set forth on Schedule 4.11(e) of the Disclosure Schedules, no (i) Company Software, (ii) other Software included in any Company Software or (iii) other product of the Company that is commercially available (including on a hosted basis) or used to provide any service to any Person, includes, is bundled with, links to or is otherwise integrated with Software that is subject to the terms of the GNU general public license, GNU lesser general public license, GNU Affero general public license or any other “open source” license that purports to (x) require, or condition the use or distribution of, or access to, such Company Software, other Software, or product on the disclosure, licensing, or distribution of, or access to, source code, (y) restrict one’s ability to charge for delivery or distribution of such Company Software, other Software, or product (whether physical or on a hosted basis), or (z) otherwise impose any limitation, restriction, or condition on the right or ability of the Company to use, license, sell or distribute or to otherwise provide any Company Software, other Software, or product (including on a hosted basis).  No Software that is licensed by the Company under any such open source license has been modified by or on behalf of the Company, including in each case modification by static or dynamic linking, binding to other facilities, making function calls

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to one another, and using shared memory to communicate data except for any modification that would not require or condition the use of, distribution of, or access to any Company Software (including such modified Software) by or to the open source licensor, and/or such licensor’s other licensees, and/or any other third Person.
(f)Except as set forth on Schedule 4.11(f) of the Disclosure Schedules, the Company has not disclosed, delivered, licensed or otherwise made available, and the Company does not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code for any Company Software to any Person who is not, as of the date of this Agreement, an employee of Company. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Company Software to any Person that is not, as of the date of this Agreement, an employee of Company.
(g)The computer systems, including the Software (except as set forth on Schedule 4.11(g) of the Disclosure Schedules), owned, leased or licensed by the Company in the conduct of the Business (collectively, the “Company Systems”) are sufficient for the needs of the Business as currently conducted, including as to capacity, scalability and ability to process current and reasonably anticipated peak volumes in a timely manner. In the eighteen (18) months immediately prior to the date hereof, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any of the Company Systems that have caused or could reasonably be expected to result in the substantial disruption or interruption in or to the use of the Company Systems or the operation of the Business. The Company maintains commercially reasonable security plans and procedures. Without limiting the generality of the foregoing, the Company has implemented commercially reasonable administrative, electronic and physical safeguards with respect to the Company Systems, and has taken commercially reasonable steps to provide for the security and integrity of the Company Systems, including the data and information stored therein or processed or transmitted thereby (including implementation of procedures designed to prevent unauthorized access and the introduction of a virus, take and store on-site and off-site of back-up copies of critical data on a regular basis, and notify appropriate Persons and otherwise comply with procedures required by applicable Law in the case of any breach of security compromising sensitive information, including Personal Data), and to guard against unauthorized access or use of any of the foregoing. There has not been any such unauthorized access or use or other security breaches of any of the Company Systems, including the data and information stored therein or processed or transmitted thereby, or of any other confidential information of the Company (including any source code).
(h)The Company has implemented and maintains, and has used commercially reasonable efforts to ensure that all providers of information technology services (the “IT Providers”) to the Company that involve or relate to the collection, storage, processing or transmission of sensitive information, including Personal Data and Protected Health Information, have implemented and maintain: (i) commercially reasonable administrative, technical, and physical safeguards designed to prevent the loss, alteration, or destruction of, or unauthorized access to or disclosure of, Personal Data and Protected Health Information and (ii) a security plan that is designed to (A) identify internal and external risks to the security of the confidential

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

information included in Personal Data or Protected Health Information maintained by, or provided to, the Company; (B) implement, monitor and provide adequate and effective administrative, electronic (including technical safeguards, such as 128 bit encryption for all data at rest) and physical safeguards to control such risk; and (C) maintain notification procedures in compliance with applicable Laws in the case of any breach of security with respect to sensitive information, including Personal Data and PHI.
(i)To the Knowledge of the Company, since January 1, 2010, no IT Provider has experienced any breach of security or otherwise unauthorized use or access by or disclosure to third parties by any such IT Provider or its employees, consultants or contractors with respect to any Personal Data or Protected Health Information in the possession, custody or control of any such IT Provider.
(j)No Company Software and no Company Intellectual Property Rights were developed using (in whole or in part) funding or facilities of a Governmental Body or a university nor was any Company Software or Company Intellectual Property Rights obtained from a Governmental Body or university.
4.12    Material Contracts.
(a)Schedule 4.12(a) of the Disclosure Schedules lists the following Contracts to which the Company is a party or by which it, or any of its assets, is bound (collectively, the “Material Contracts”) as of the date hereof (and in the case of oral Contracts, sets forth a reasonably detailed summary of the principal terms and conditions thereof, including pricing):
(i)Contracts with any officer, director or Affiliate of the Company or any Seller;
(ii)Contracts for the acquisition of any Person or any business unit or assets of any Person or the disposition of any assets of the Company, in each case involving consideration in excess of $50,000, other than Contracts pursuant to which the applicable acquisition or disposition has been consummated and with respect to which the Company does not have any continuing obligations;
(iii)Contracts granting any Person any preferential right to purchase any assets of the Company;
(iv)Contracts relating to Company Indebtedness, or the making of any loans, in each case involving amounts in excess of $25,000;
(v)Contracts relating to the ownership of or investment in any Person, including investments in joint ventures and minority equity investments;
(vi)any settlement, conciliation or similar Contract pursuant to which the Company will have any performance obligations after the Closing Date;
(vii)Contracts requiring capital expenditures after the date of this Agreement in an amount in excess of $50,000;

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(viii)management agreements or Contracts for the employment of any director, officer, Business Employee or other Person on a full-time, part-time, consulting or other basis (A) providing annual base cash compensation in excess of $100,000, (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby or upon termination of employment, or (C) containing noncompete, nondisclosure, or confidentiality provisions;
(ix)Contracts relating to the development, assignment or other transfer, enforcement or licensing of Intellectual Property that is necessary for, or used or held for use in, the conduct of the Company’s business as currently conducted, including any research, development, co-existence, settlement or assignment Contracts and any licenses or covenants not-to-sue (but excluding: (A) non-exclusive licenses granted to customers in the Ordinary Course of Business, and (B) licenses for unmodified “off the shelf”, commercially available software applications with an acquisition cost and/or aggregate annual license and maintenance fee of less than $10,000);
(x)Contracts relating to the rental or use of real property (other than Leases), equipment, vehicles, other personal property or fixtures, except for Contracts individually involving payment of annual rentals or other amounts less than $50,000;
(xi)Contracts containing covenants that in any way purport to restrict the right or freedom of the Company or any other Person for the benefit of the Company to (A) engage in any business activity, (B) engage in any line of business or compete with any Person, (C) conduct any activity in any geographic area, or (D) solicit any Person to enter into a business or employment relationship, or enter into such a relationship with any Person;
(xii)Contracts that obligate the Company to comply with an exclusivity or “most favored nations” clause;
(xiii)Contracts in effect as of the date hereof which require a payment by or to the Company, or the delivery of assets, goods or services by the Company with a value, in excess of $50,000 per year;
(xiv)Contracts requiring the Company to purchase all or substantially all of its requirements of any product or service from any Person or that contain minimum purchase requirements provisions or that require the Company to conduct business on an exclusive basis with any Person;
(xv)Contracts or agreements the performance of which involves consideration in excess of $50,000 (other than purchase orders in the Ordinary Course of Business consistent with past practices); and
(xvi)Contracts committing the Company to enter into any of the foregoing.
(b)Except as set forth on Schedule 4.12(b) of the Disclosure Schedules, each of the Material Contracts, a true, correct and complete copy of each of which has been made

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available to Purchaser in the Virtual Dataroom, is in full force and effect and is the legal, valid and binding obligation of the Company, and to the Knowledge of the Company, each of the other parties thereto, enforceable against the Company and, to the Knowledge of the Company, each of the other parties thereto, in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditor’s rights generally or (ii) general principles of equity. Neither the Company, nor, to the Knowledge of the Company, any other party to any Material Contract is in breach or default under any Material Contract, and, to the Knowledge of the Company, no condition or event exists which, with or without the giving of notice or lapse of time or both, would constitute a breach or default under any Material Contract.
(c)Except as set forth on Schedule 4.12(c) of the Disclosure Schedules, the Company is a party to a fully executed written services or similar Contract with all Persons who are customers of the Company as of the Closing Date.
4.13    Employee Benefit Plans.
(a)Schedule 4.13(a) of the Disclosure Schedules contains a true, correct and complete list of each “employee benefit plan” (as defined in Section 3(3) of ERISA), each medical, dental, life insurance, equity, bonus or other incentive compensation, salary continuation, severance, retention, retirement, pension, deferred compensation, vacation, sick pay or paid time off plans or policies, and any other material employee benefit plan, agreement or arrangement (including any employment or consulting agreement) sponsored, maintained or contributed to by the Company, in each case, for the benefit of any Business Employee, former employee, director or other individual service provider of the Company (including their eligible dependents and beneficiaries), or with respect to which the Company could reasonably be expected to have any material liability (whether direct, indirect, contingent or otherwise) (each, a “Company Benefit Plan”). The Company has made available to Purchaser in the Virtual Dataroom true, correct and complete copies of (i) each Company Benefit Plan (or, in the case of any such Company Benefit Plan that is unwritten, a written description thereof), (ii) the most recent annual reports on Form 5500 required to be filed with the IRS with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required and (iv) each trust agreement and insurance or group annuity contract relating to any Company Benefit Plan. Each Company Benefit Plan has been administered in all material respects in accordance with its terms and the applicable provisions of ERISA, the Code and all other applicable Laws, and the Company has performed and complied in all material respects with all prior obligations on a timely basis.
(b)(i) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and (ii) no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Benefit Plan that would reasonably be expected to adversely affect the qualification of such Company Benefit Plan.

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

(c)None of the Company Benefit Plans is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA, none of the Company Benefit Plans is a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA, and the Company has no liability under ERISA or the Code on account of any Person that is treated as a single employer with the Company under Section 414 of the Code. No Company Benefit Plan which is required by ERISA to be funded has any material unfunded liabilities.
(d)No Company Benefit Plan provides, nor has the Company promised or committed to provide, any post-employment or retiree medical, life insurance or other welfare-type benefits (other than health continuation coverage required by Section 4980B of the Code or applicable state Law for which the covered individual pays the full cost of coverage). There have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code), and to the Knowledge of the Company no “fiduciary” (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection any Company Benefit Plan that could, in each case individually or in the aggregate, reasonably be expected to result in material liability to the Company. No Proceeding with respect to any Company Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Company, threatened.
(e)The consummation of the transactions contemplated by this Agreement, alone or in combination with any other event, will not give rise to any liability under any Company Benefit Plan, or accelerate the time of payment or vesting or increase the amount, or require the funding, of compensation or benefits due to any Business Employee, director or other individual service provider of the Company (whether current, former or retired) or their respective beneficiaries.
(f)Any individual who performs services for the Company and who is not treated as an employee for federal income Tax purposes by the Company is not an employee under applicable Law or for any purpose including for Tax withholding purposes or Company Benefit Plan participation purposes. Except as set forth on Schedule 4.13(f) of the Disclosure Schedules, the Company has no liability as a result of an individual who performs or performed services for the Company in any capacity being improperly excluded from participating in any Company Benefit Plan.
(g)Each Company Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder and the Company has no obligation under any Company Benefit Plan to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.
4.14    Labor; Business Employees. With respect to the Business Employees:
(a)The Company is not a party to any labor or collective bargaining agreement; and, to the Knowledge of the Company, there are no labor unions or other

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organizations representing, purporting to represent or attempting to represent or organize any Business Employee of the Company.
(b)There are no (i) strikes, work stoppages, work slowdowns or lockouts existing or, to the Knowledge of the Company, threatened against or involving the Business Employees; or (ii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any Business Employee or group of Business Employees.
(c)Attached as Schedule 4.14(c) of the Disclosure Schedules is a list as of the date hereof of (i) the name of all Business Employees; (ii) their beginning service date, current rate of base salary or hourly wage compensation, title and job location, tenure, vacation entitlement and bonus and sales commission opportunity; (iii) for each Business Employee, their accrued vacation pay and accrued sick pay, if any, as of July 31, 2016; and (iv) for each Business Employee who is party to any employment or other Contract with the Company, a description of such employment or other Contract by title and date and identifying the parties thereto.
(d)The Company has complied, and is in compliance with, all provisions of the Fair Labor Standards Act of 1938, including the appropriate classification of all current and former employees as “exempt” or “non-exempt” and the payment of appropriate overtime pay.
(e)Each Person who is a current or former service provider of the Company has at all times been properly classified as either an employee or independent contractor under applicable Law. Attached as Schedule 4.14(e) of the Disclosure Schedules is a list of all independent contractors to the Company, together with a description of any engagement or other Contract, by title and date and identifying the applicable independent contractor, between the Company and each such independent contractor.
(f)The Company (i) does not have any outstanding liability under the Worker Adjustment and Retraining Notification Act of 1988 (or any similar state or local statute, rule or regulation), (ii) has not experienced a “mass layoff” or “plant closing” (within the meaning of the Worker Adjustment and Retraining Notification Act of 1988) and (iii) has not incurred any liability under such statute during the past two (2) years.
(g)To the Knowledge of the Company, no officer or Key Employee, or any group of Key Employees, has a current intention to terminate employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. Except as set forth on Schedule 4.14(g) of the Disclosure Schedules, the employment of each Business Employee is terminable at the will of the Company without material liability.
(h)There are no outstanding offers of employment or engagement made to any individual by the Company, and no individual has accepted an offer of employment or engagement made by the Company who has not yet commenced such employment or engagement.
(i)No disciplinary action has been taken against any Business Employee or former employee of the Company, and no grievance or complaint of discrimination or harassment based on sex, race, disability, age, sexual orientation, religion or belief or any other

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

status protected by applicable Law (including retaliation) has been raised by any current or former Business Employee during the three (3) year period ending on the date hereof.
(j)To the Knowledge of the Company, there is no fact or matter affecting any Business Employee which might reasonably be considered grounds for dismissal or for a warning that the continuation of any conduct or behavior might lead to dismissal, and no such warning has been given to any Business Employee.
(k)The Company has, in relation to the Business Employees (and so far as relevant to each of its former Business Employees), complied with all applicable Laws, codes of conduct and practices related to the relations between the Company and its Business Employees.
(l)Each Business Employee is authorized under applicable Law to work in the United States and, in connection therewith, the Company is in compliance with all applicable immigration Laws, rules and regulations. The Company has not violated the Immigration Reform and Control Act of 1986, including non-compliance with the Form I-9 requirements.
4.15    Litigation. Except as set forth on Schedule 4.15 of the Disclosure Schedules, there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its assets or properties or any of its officers or directors in their respective capacity as such. The Company is not, and none of its assets or properties is, subject to any Order relating to the conduct of its business.
4.16    Compliance with Laws; Permits.
(a)The Company has conducted its business in compliance in all material respects with all Laws applicable to its business and operations. The Company has not received any written notice of or been charged in writing (or, to the Knowledge of the Company, orally) with violating any such Laws.
(b)The Company currently owns, possesses, has or otherwise lawfully uses in the operation of its business all Permits that are required for the operation of its business as presently conducted, or for the ownership and use of the assets and properties owned or used by it. The Company is not in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) in any material respect of any term, condition or provision of any such Permit to which it is a party, and the Company has not received any written notice from any Governmental Body threatening the termination, revocation, suspension or restriction of any such Permit.
4.17    Environmental Matters. Except as set forth on Schedule 4.17 of the Disclosure Schedules:
(a)the operations of the Company are, and have at all times been, in compliance in all material respects with all applicable Environmental Laws, which compliance includes and has at all times, included obtaining, maintaining and complying in all material respects with all Permits required under all applicable Environmental Laws necessary to operate their businesses or occupy their properties;

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

(b)the Company (i) is not and has not been the subject of any Order from any Governmental Body or any pending or, to the Knowledge of the Company, threatened claim or Proceeding, and (ii) has not received any written or, to the Knowledge of the Company, oral notice, report or other information, in the case of each of clause (i) and (ii) regarding any actual or alleged violation of or liability under Environmental Laws;
(c)the Company has not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any liabilities of any other Person relating to Hazardous Materials or Environmental Laws;
(d)the Company has not (i) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, released, or exposed any Person to, any Hazardous Material, or (ii) owned or operated any property or facility which is or has been contaminated by any Hazardous Material, in the case of each of clause (i) and (ii) so as to give rise to any current or future liabilities of the Company pursuant to any Environmental Laws; and
(e)the Company has provided to Purchaser complete copies of all environmental site assessment reports and other documents regarding environmental, health or safety liabilities in each case relating to currently or previously owned or leased real property, or the operations, of the Company or any of its predecessors or Affiliates within the possession or control of the Company.
4.18    Real Property.
(a)Real Property. The Company has not owned and does not currently own any real property. Schedule 4.18(a) of the Disclosure Schedules includes a true, correct and complete list of all the leased real property used or occupied by the Company (together with any buildings, structures, improvements or fixtures located thereon, the “Real Property”), all of which is held under Leases. Schedule 4.18(a) of the Disclosure Schedules lists all Leases, true, correct and complete copies of which have been provided to Purchaser.
(b)All the Leases are in full force and effect and are valid and binding obligations of the Company and, to the Knowledge of the Company, each other parties thereto, enforceable against the Company and, to the Knowledge of the Company, each of the other parties thereto, in accordance with their respective terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization and similar Laws affecting creditors’ rights generally and (ii) general principles of equity. None of the Leases have been amended or modified except as set forth in Schedule 4.18(b) of the Disclosure Schedules. The Company has not received any written (or, to the Knowledge of the Company, oral) notice of any, and, to the Knowledge of the Company there exists no, dispute, claim, event of default or event which constitutes or would constitute (with notice or lapse of time or both) a default under any Lease. All rent and other amounts due and payable with respect to the Leases on or prior to the Closing Date have been paid through the date of this Agreement, and, to the Knowledge of the Company, there is no pending rent review under any of the Leases. The Company has not entered into any Lease where the Company is the lessor, sublessor or licensor. Except as set forth in Schedule 4.18 of the Disclosure Schedules, none of the Leases would allow

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

any landlord or other third party to change the terms of such Lease or terminate the rights of the Company under such Lease, by reason of change of control of the Company.
4.19    No Broker. Other than MEA Advisors LLC, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment from the Company or Purchaser in respect thereof.
4.20    Banks; Powers of Attorney. Schedule 4.20 of the Disclosure Schedules lists as of the date hereof the names and locations of all banks in which the Company has accounts or safe deposit boxes and the names of all Persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 4.20 of the Disclosure Schedules, no Person holds a power of attorney to act on behalf of the Company.
4.21    Insurance. Schedule 4.21 of the Disclosure Schedules lists all material insurance policies and fidelity bonds for the current policy year maintained by, or for the benefit of, the Company as of the date hereof with respect to the Company’s business (the “Policies”). All Policies are in full force and effect and all premiums due on such policies have been paid. Except as set forth on Schedule 4.21 of the Disclosure Schedules, the Company is not in default in any material respect under the Policies, and the Company has not received any written notice of a cancellation with respect to any of the Policies. There are no claims by the Company under any of the Policies or bonds pending. All premiums with respect to the Policies covering all periods up to and including the date of this Agreement have or will be paid as of the Closing Date. Except as set forth on Section 4.21 of the Disclosure Schedules, the Company does not have any self-insurance or co-insurance programs (excluding, for avoidance of doubt, deductibles set forth in the Policies).
4.22    Transactions with Affiliates, Shareholders, Officers, Directors and Others. Except as set forth in Schedule 4.22 of the Disclosure Schedules, the Company does not have any liabilities for indebtedness for borrowed money owing to any director, officer, shareholder, consultant, Business Employee (except for amounts due as normal salaries, wages, benefits, sales commissions, disclosed bonus plans or reimbursements of ordinary business expenses) or any Affiliate of the foregoing. No Seller, director, officer, shareholder, consultant or Business Employee or any Affiliate of the foregoing, now has, or on the Closing Date will have, any liability for any indebtedness for borrowed money owing to the Company except for ordinary business expense advances. Except as set forth in Schedule 4.22 of the Disclosure Schedules, no Seller, director, officer, shareholder, consultant, Business Employee or, any Affiliate of the foregoing is a party to any Contract or other transaction with the Company that will survive Closing or has any interest in any property used by the Company (including any Intellectual Property).
4.23    Material Customers and Suppliers; Data Providers.
(a)Schedule 4.23(a) of the Disclosure Schedules sets forth a true, correct and complete list of the Material Customer, indicating the approximate amount and approximate percentage of gross revenues represented by such Material Customer during each of (y) the calendar year ended December 31, 2015 and (z) the six (6) months ended June 30, 2016. Since

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

December 31, 2014, no Material Customer has (i) notified the Company in writing (or, to the Knowledge of the Company, orally) of its intention to permanently stop using the Company Products or subscribing to the Company’s services or (ii) materially and adversely changed, or notified the Company in writing (or, to the Knowledge of the Company, orally) of its intention to materially and adversely change, the terms on which it does business with the Company or materially reduce the amount of Company Products or services it is prepared to purchase from the Company. The Company has not received notice in writing (or, to the Knowledge of the Company, orally) that any Material Customer will, as a result of the transactions contemplated hereby, (A) cease using the Company Products or subscribing to the Company’s services, (B) reduce substantially the amount of business it does with the Company or (C) change the terms on which it is prepared to do business with the Company. The Company has no resellers.
(b)Schedule 4.23(b) of the Disclosure Schedules sets forth a true, correct and complete list of the Material Suppliers, indicating the approximate amount and approximate percentage of gross expenditures which each such Material Supplier represented during each of (y) the calendar year ended December 31, 2015 and (z) the six (6) months ended June 30, 2016. Since December 31, 2014, no Material Supplier has (i) stopped, or notified the Company in writing (or, to the Knowledge of the Company, orally) of an intention to stop, selling to or trading with the Company or (ii) materially and adversely changed, or notified the Company in writing (or, to the Knowledge of the Company, orally) of its intention to materially and adversely change the terms on which or the amount it is prepared to sell products or services to the Company. The Company has not received notice in writing (or, to the Knowledge of the Company, orally) that any Material Supplier will, as a result of the transactions contemplated hereby (A) cease selling to or trading with the Company or (B) change the terms on which it is prepared to sell to or trade with the Company.
(c)Schedule 4.23(c) of the Disclosure Schedules identifies, by state or other jurisdiction, a true, correct and complete list of the following information:
(i)(A) the manner in which the Company obtains Medicaid, Medicare or other healthcare payer eligibility information from such state or other jurisdiction (e.g., directly from the applicable state or jurisdiction, indirectly from an “intermediary” (such as [****] and [****]), or by other means (such as “webscrapers”)), (B) the Person from whom the Company obtains such Medicaid, Medicare or other healthcare payer eligibility information from such state or other jurisdiction (each such Person, a “Data Provider”); and (C) the Company’s Contract with the applicable Data Provider (such Contracts, collectively, the “Data Provider Contracts”);
(ii)the registration type (e.g., clearinghouse, software vendor or other status) that the Company enjoys in each such state or other jurisdiction;
(iii)the fees payable by the Company to obtain Medicaid, Medicare or other healthcare payer eligibility information from such state or other jurisdiction; and
(iv)whether the Company, on behalf of its customers, is permitted to retain the data obtained from such state or other jurisdiction.

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

(d)The Company owns in its name a valid and appropriate registration or enrollment in each of the states or other jurisdictions from which the Company obtains directly therefrom (i.e., not through an intermediary such as [****] and [****]) Medicaid, Medicare or other healthcare payer eligibility information or claim status. The Company does not submit claims or other requests for payment or reimbursement or appeals or perform claims processing on behalf of customers, and does not otherwise act as a “billing agency” for any customer. Except as identified on Schedule 4.23(c) of the Disclosure Schedules, the Company has not enrolled or registered as a “provider” of medical services in any state or other jurisdiction with which the Company maintains a direct connection that allows the Company to obtain Medicaid, Medicare or other healthcare payer eligibility information or claim status.
(e)Neither the Company nor, to the Knowledge of the Company, the applicable Data Provider, is in material default under any Data Provider Contract, and, to the Knowledge of the Company; no event has occurred or is reasonably expected to occur which (after notice or lapse of time or both) would become a breach or default under, or would otherwise permit the Data Provider to modify, cancel, accelerate or terminate, any Data Provider Contract.  Since December 31, 2014, no Data Provider has (A) stopped, or notified the Company in writing of an intention to stop, providing Medicaid, Medicare or other healthcare payer eligibility information to the Company, granting the Company access (electronic or otherwise) to such Data Provider’s databases containing Medicaid, Medicare or other healthcare payer eligibility information or generally trading with the Company; (B) changed, or notified the Company in writing of an intention to change, in any material respect, the terms on which it desires to trade or otherwise conduct business with the Company; or (C) questioned whether the Company’s access to the Data Provider databases was lawful or asserted that such access may be unlawful.
4.24    Compliance with Privacy Laws, Privacy Policies and Certain Contracts.
(a)Except as set forth on Schedule 4.24(a) of the Disclosure Schedules:
(i)the Company, its officers, directors, managers, employees, Munawar Abadullah and ImpTrax, and, to the Knowledge of the Company, the Company’s agents, subcontractors and vendors to whom Company has given access to Personal Data or Protected Health Information, are and have been at all times since January 1, 2010, in compliance in all material respects with all applicable Privacy Laws;
(ii)(A) since January 1, 2010, the Company has not been charged in or identified as a target or subject of, or threatened to be charged in or identified as a target or subject of, an investigation, audit or inquiry under any Privacy Law and (B) to the Knowledge of the Company, the Company is not currently under investigation or review with respect to any suspected or actual violation of any Privacy Law;
(iii)since January 1, 2010, there has been no loss, damage or unauthorized access, use, disclosure or modification, or breach of security, with respect to the Company’s collection, creation, use, disclosure, transmission, storage or maintenance of Personal Data or Protected Health Information maintained by or on behalf of the

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

Company (including, to the Knowledge of the Company, by any agent, subcontractor or vendor of the Company);
(iv)no Person, including any Governmental Body, has made any written claim or commenced any Proceeding with respect to any violation of any Privacy Law by the Company or, and, to the Knowledge of the Company, a subcontractor, agent or vendor of the Company, and the Company has not been given written notice of any criminal, civil or administrative violation of any Privacy Law, in any case including any claim or action with respect to any loss, damage or unauthorized access, use, disclosure, modification, or breach of security, of Personal Data or Protected Health Information maintained by or on behalf of the Company (including by any agent, subcontractor or vendor of the Company); and
(v)neither the Company, ImpTrax nor, to the Knowledge of the Company, another subcontractor agent or vendor of the Company, has incurred any breach of “unsecured protected health information” (as defined in 45 C.F.R. Part 164, Subpart D) and has not been required to report any breach of such “unsecured protected health information”.
(b)The Company has implemented, maintains and at all times since January 1, 2010 has maintained reasonable and appropriate policies and procedures to maintain the privacy and security of Personal Data and Protected Health Information in accordance with the Privacy Laws (collectively the “Privacy Statements”). The Company complies in all respects with all applicable Privacy Laws, including regulations promulgated by the U.S. Federal Trade Commission and the U.S. Department of Health and Human Services, and any of their respective sub-agencies, as well as any state agency or similar Governmental Body. The Company’s use and disclosure of Personal Data or Protected Health Information is and at all times since January 1, 2010 has been in compliance with such Privacy Statements, the Privacy Laws and with all applicable Contracts to which the Company is a party.
(c)All activities conducted by the Company with respect to any Protected Health Information or Personal Data are permitted under applicable Privacy Laws, and the Contracts relating to Personal Data or Protected Health Information.
(d)Each Contract between the Company and a customer of the Company contains all the terms and conditions that the Company is required to include therein under the Company’s Contracts with its vendors and suppliers, including its Data Providers.
(e)Each Contract between the Company and a customer, subcontractor, agent, vendor or reseller of the Company contains all the terms and conditions that the Company is required to include therein under the Company’s Permits with its Data Providers or Governmental Body.

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

4.25    Compliance with Health Care Laws and Certain Contracts.
(a)Except as set forth on Schedule 4.25(a) of the Disclosure Schedules:
(i)the Company (including the conduct of the Business), is and has been at all times since January 1, 2010 in compliance in all material respects with all applicable Health Care Laws;
(ii)(A) since January 1, 2010, the Company has not been charged in or identified as a target or subject of, or threatened to be charged in or identified as a target or subject of, an investigation, audit or inquiry by any Person or Governmental Body under any Health Care Law and (B) to the Knowledge of the Company, the Company is not currently under investigation or review with respect to any suspected or actual violation of any Health Care Law;
(iii)no Person, including any Governmental Body, has made any written claim or commenced any Proceeding with respect to any violation of any Health Care Law by the Company or, to the Knowledge of the Company, a subcontractor or agent of the Company, and the Company has not been given written notice of any potential criminal, civil or administrative violation of any Health Care Law;
(iv)none of the Company or any of its current officers, directors, managers or employees, Munawar Abadullah or ImpTrax or, to the Knowledge of the Company, any of its agents or subcontractors has engaged or is engaging, in any activities which are cause for civil monetary or criminal penalties or mandatory or permissive exclusion from any Medicare, Medicaid or any other similar reimbursement program (each, a “Health Care Program”); and
(v)none of the Company or its officers, directors, managers or employees, Munawar Abadullah or ImpTrax or, to the Knowledge of the Company, its agents or subcontractors has been, is currently or imminently will be excluded, debarred, suspended, or otherwise ineligible to participate in any Health Care Program or has been charged with or convicted of a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible;
(vi)the Company has truthfully and accurately completed and submitted all applications, forms and filings required to be submitted to all Governmental Bodies, and their contractors, with respect to accessing eligibility information or claims systems, or submitting claims or appeals on behalf of its customers;
(vii)the Company has obtained, maintains and has maintained at all times all required registrations and enrollments with all Governmental Bodies, with respect to accessing eligibility information or claims systems, or submitting claims or appeals on behalf of its customers; and
(viii)the Company has made available to Purchaser in the Virtual Dataroom all written communications with Governmental Bodies, or their contractors,

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

regarding disputes, inquiries or investigations pertaining to the Company’s access to such claims system and has resolved all such disputes, inquiries, and investigations.
(b)As required under Law or a Contract to which the Company is a party or is otherwise bound, the Company has entered into a fully executed “business associate agreement” with (i) each customer of the Company or such other Person from whom the Company receives or maintains Protected Health Information, and (ii) each supplier, vendor and/or other applicable Person, including each Data Provider, that has or may have access to Protected Health Information as a result of such Person’s relationship with the Company. A true, correct and complete and correct copy of each “business associate agreement” to which the Company is a party or is otherwise bound has been made available to Purchaser in the Virtual Dataroom. Each “business associate agreement” contains all the terms and conditions that the Company is required to include therein under Contracts to which the Company is a party or otherwise bound, including Contracts with customers, resellers, referral partners, Data Providers, vendors and other Persons, and, in all material respects, in accordance with Law.  Neither the Company, nor to the Knowledge of the Company, any other party to any “business associate agreement” is in breach thereof or default thereunder, and, to the Knowledge of the Company, no condition or event exists which, with or without the giving of notice or lapse of time or both, would constitute a breach or default under any “business associate agreement”.
4.26    No Additional Representations. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV OF THIS AGREEMENT, NEITHER ANY SELLER NOR THE COMPANY NOR ANY PERSON ON BEHALF OF ANY SELLER OR THE COMPANY HAS MADE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, INCLUDING AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE COMPANY FURNISHED OR MADE AVAILABLE TO PURCHASER OR ANY OF ITS REPRESENTATIVES, THE CONDITION, VALUE OR QUALITY OF THE BUSINESS OR THE ASSETS OF THE COMPANY OR THE MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS OR BUSINESS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser hereby represents and warrants to the Company and each Seller, as of the date hereof and as of the Closing Date, that the statements contained in this Article V are true and correct, it being agreed that the Sellers are relying on each of the following representations and warranties:
5.1    Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted.

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

5.2    Authorization; Enforceability.
(a)Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (collectively, the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on behalf of Purchaser.
(b)This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly and validly executed and delivered by Purchaser, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, and (b) general principles of equity.
5.3    Conflicts; Consents of Third Parties.
(a)The execution and delivery by Purchaser of this Agreement or the Purchaser Documents do not, and the consummation of the transactions contemplated hereby or thereby and compliance by Purchaser with any of the provisions hereof or thereof (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, violate, breach or conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the organizational documents of Purchaser; (ii) any Contract or Permit to which Purchaser is a party or by which any of the properties or assets of Purchaser are bound; (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound; or (iv) any applicable Law.
(b)No consent, waiver, approval, Order, Permit or authorization of, declaration or filing with or notification to any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents, the compliance by Purchaser with any of the provisions hereof or thereof or the consummation of the transactions contemplated hereby or thereby, except for such consents, waivers, approvals, Orders, Permits or authorizations that, if not obtained, would not have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby.
5.4    No Broker. Except for RBC Capital Markets, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof.

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

5.5    Funding. Purchaser has, and at the Closing will have, sufficient funds available to satisfy, among other things, the obligation of Purchaser to pay the aggregate Purchase Price and all expenses incurred by Purchaser in connection with the transactions contemplated hereby and by Purchaser Documents at the time payments of the same are required to be paid hereunder.
5.6    Insolvency. There are no Proceedings pending under any applicable bankruptcy, insolvency, reorganization or similar Laws in any jurisdiction concerning Purchaser. No receiver or trustee has been appointed with respect to all or any portion of any business or assets of Purchaser. Purchaser is able to pay its liabilities in the ordinary course as they mature and owns property which, at a fair valuation, is greater than the sum of its liabilities. No distress, execution or other process has been levied on any asset of Purchaser.
ARTICLE VI
COVENANTS
6.1    [INTENTIONALLY OMITTED].
6.2    Consents. From and after the date hereof and prior to the earlier to occur of (a) the Closing or (b) the termination of this Agreement pursuant to Article IX, as applicable, each Seller, the Company and Purchaser shall each use of its commercially reasonable efforts (provided that the foregoing will not require Sellers, the Company or Purchaser to make any material expenditures) and shall cooperate with one another to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including the consents and approvals referred to in Section 4.3(b).
6.3    Further Assurances. Each of Purchaser, each Seller and the Company shall use its commercially reasonable efforts to (a) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.
6.4    Public Announcements. After the date hereof, except to the extent required by Law, none of the Company, Purchaser, the Sellers or the Seller Representative shall issue, or cause to be issued, any press release or public announcement of any kind concerning the transactions contemplated hereby without the consent of the other parties hereto (which consent shall not be unreasonably withheld, conditioned or delayed); and in the event any such press release, public announcement or other disclosure is required by Law, the parties will consult prior to the making thereof and use their best efforts to agree upon a mutually satisfactory text.
6.5    [INTENTIONALLY OMITTED].
6.6    Tax Matters.
(a)Section 338(h)(10) Election.
(i)Purchaser and each Seller shall timely make a joint election pursuant to Section 338(h)(10) of the Code and any comparable election under state or

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

local Tax law (collectively, the “Section 338(h)(10) Election”) with respect to the sale and purchase of the Company Shares pursuant to this Agreement. Purchaser shall be responsible for the preparation and filing of all forms and documents required in connection with the Section 338(h)(10) Election and shall provide each Seller with completed copies of IRS Forms 8023 (and any corresponding state or local Tax forms) as promptly as reasonably practicable after the Closing. Each Seller agrees to execute and deliver to Purchaser any such IRS Forms 8023 (and any corresponding state or local Tax form) and any such other reasonable forms that are or have been provided by Purchaser for execution, and to promptly execute such other forms as may be reasonably requested by Purchaser thereafter to enable Purchaser to timely file the Section 338(h)(10) Election.
(ii)The sum of the Final Closing Purchase Price, any liabilities assumed by Purchaser and any other relevant items shall be allocated in the manner determined by Purchaser, in Purchaser’s good faith determination, consistent with Sections 338(h)(10) and 1060 of the Code and the Treasury Regulations thereunder, and in accordance with the allocations used by Purchaser for financial accounting purposes.
(A) Purchaser shall deliver to the Seller Representative a reasonably detailed description of the allocation of the Final Closing Purchase Price, assumed liabilities and other relevant items, together with reasonable supporting information. Purchaser shall also prepare a supplemental allocation in accordance with the applicable provisions of the Code and the Treasury Regulations and shall deliver such supplement, together with reasonable supporting information, to the Seller Representative within sixty (60) days after (1) the payment of a Tax Indemnity Amount (as defined below), and (2) the last payment in a taxable year of any portion of the Customer Retention Contingent Purchase Price (in respect of the allocation of any Customer Retention Contingent Purchase Price), and (3) the last payment in a taxable year of any portion of the Accounts Receivable Contingent Purchase Price (in respect of the allocation of any Accounts Receivable Contingent Purchase Price).
(B) Within forty-five (45) days after the Seller Representative’s receipt of an allocation and supporting information pursuant to Section 6.6(a)(ii)(A), the Seller Representative shall revise Schedule 6.6(a)(iv) to reflect the applicable allocation and supporting information and deliver such revised Schedule to Purchaser.
(C) The revised Schedule 6.6(a)(iv) (including the Tax Indemnity Amount set forth thereon) will become final, binding and conclusive upon Purchaser and the Seller Representative (1) on the date that is forty-five (45) days following Purchaser’s receipt thereof, unless the Seller Representative receives from Purchaser prior to such date written notice of Purchaser’s disagreement (for purposes of this Section 6.6(a)(ii), a “Dispute Notice”) with such revised Schedule or (2) on such earlier date as Purchaser notifies the Seller Representative that it does not dispute such

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

revised Schedule. Any Dispute Notice will specify in reasonable detail the nature and dollar amount of any disagreement so asserted (for purposes of this Section 6.6(a), collectively, the “Disputed Items”). If Purchaser timely delivers a Dispute Notice, then the determination of the revised Schedule 6.6(a)(iv) and the Tax Indemnity Amount will become final, binding and conclusive upon Purchaser and the Seller Representative on the first to occur of (x) the date on which Purchaser and the Seller Representative resolve in writing all differences they have with respect to the revised Schedule 6.6(a)(iv) and the Tax Indemnity Amount or (y) the date that revised Schedule 6.6(a)(iv) and the Tax Indemnity Amount are finally resolved in accordance with the following subclause (D).
(D) Any dispute with respect to the revised Schedule 6.6(a)(iv) (including the Tax Indemnity Amount) shall be determined, generally, in accordance with the dispute resolution procedures set forth in Section 2.9(d).
(iii)Purchaser and each Seller shall (i) be bound by the allocations described in Section 6.6(a)(ii) for all purposes, including determining any Taxes, and (ii) prepare and file all Tax Returns to be filed with any Taxing Authority in a manner consistent with such allocations. Purchaser and each Seller shall each duly and timely file (or cause to be filed) the respective Forms 8883 (and any corresponding state or local Tax form) in connection with such sale as and when required, including for the 2016 tax year and any subsequent year in which a Tax Indemnity Amount, Customer Retention Contingent Purchase Price or Accounts Receivable Contingent Purchase Price is paid with respect to such sale.
(iv)Purchaser agrees to indemnify and hold harmless each Seller on an after-Tax basis from and against (A) the excess, if any, of (i) the federal, state and local income Taxes payable by such Seller resulting from the sale of the Company Shares owned by such Seller, giving effect to the Section 338(h)(10) Election, over (ii) the federal, state and local income Taxes that would have resulted from such Seller’s sale of his Company Shares absent the Section 338(h)(10) Election, and (B) the federal, state or local Taxes payable by such Seller directly as a result of the payment by Purchaser to or on behalf of such Seller pursuant to the foregoing clause (A) (such amount with respect to a Seller, the “Tax Indemnity Amount”); provided, however, that the Tax Indemnity Amount shall not include any interest or penalties payable by a Seller as of the result of any other circumstance. The Tax Indemnity Amount shall be calculated in the manner provided on, and shall be limited to the specific asset categories and tax rates set forth on, Schedule 6.6(a)(iv), and the methodology contained in Schedule 6.6(a)(iv) shall be binding on the parties with respect to the calculation of the Tax Indemnity Amount. The initial Schedule 6.6(a)(iv) shall be accurate as to the adjusted Tax basis of the Company’s assets and the adjusted Tax basis of each Seller’s Shares as of the end of the day on December 31, 2015, and revised Schedule 6.6(a)(iv) shall be accurate with respect to such items as of the end of the Closing Date. Purchaser, in its sole discretion, shall pay the applicable Tax Indemnity Amount either directly to each Seller or to the applicable Taxing Authority on behalf of each Seller not less than five (5) days prior to the date such

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

amount is due to the applicable Taxing Authority. Notwithstanding anything in this Agreement to the contrary, any determination by the Internal Revenue Service or any Taxing Authority that results in a change or modification to Schedule 6.6(a)(iv), or the allocation of the Final Closing Purchase Price as provided for in Section 6.6(a)(ii) hereof, shall result in a corresponding adjustment of the Tax Indemnity Amount.
(v)Each Seller agrees to give written notice to Purchaser, in accordance with Section 11.6, promptly after learning of any Proceeding in respect of which a claim for payment of a Tax Indemnity Amount may be sought hereunder. Each Seller shall fully cooperate and comply with Purchaser’s reasonable requests in connection with any matter, including any Proceeding, which may result in the assertion of a claim by a Seller for indemnification hereunder. Purchaser shall not be liable under this Section 6.6(a) for any settlement effected without its prior written consent (which shall not unreasonably be withheld) of any Proceeding in respect of which indemnity may be sought hereunder. The indemnification obligations set forth herein with respect to each Seller shall survive until such Seller’s Tax Return which is relevant to the Seller’s indemnification claim may no longer be challenged by any Taxing Authority. Each Seller shall not voluntarily consent to extend or waive the applicable statute of limitation for his Tax Returns for the 2016 tax or any subsequent tax year in which a Tax Indemnity Amount, Customer Retention Contingent Purchase Price or Accounts Receivable Contingent Purchase Price is paid with respect to such sale without the prior written consent of Purchaser (which shall not unreasonably be withheld).
(vi)In the event that the Section 338(h)(10) Election is determined to be invalid for any reason, the Sellers will return to Purchaser the entire Tax Indemnity Amount within five (5) days after receipt of notice.
(b)The Seller Representative shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. The Seller Representative shall provide a copy of any Tax Return described in the preceding sentence to Purchaser for its review no later than twenty (20) days prior to the due date thereof, and the Seller Representative shall permit Purchaser to approve each such Tax Return prior to filing.
(c)Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for all Straddle Periods.
(d)All Tax Returns described in this Section 6.6 shall be prepared in a manner consistent with the past practice of the Company unless a past practice has been finally determined to be incorrect by the applicable Governmental Body or a contrary treatment is required by applicable Tax Laws (or the judicial or administrative interpretations thereof).
(e)Any Tax refunds that are received by Purchaser or the Company and its Subsidiaries, and any amounts credited against Taxes to which Purchaser or the Company and its Subsidiaries become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date, shall be for the account of the Sellers (except to the extent that (i) such Tax refunds or credits are attributable to net operating losses or credits relating to Tax periods after

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

the Closing Date that are carried back to Tax periods ending on or before the Closing Date, or (ii) such Tax refunds or credits were taken into consideration in the determination of the Purchase Price), and Purchaser shall pay over to the Sellers any such refund or the amount of any such credit within 20 days after receipt or entitlement thereto.
(f)Purchaser and the Sellers agree to treat any payment made pursuant to Section 6.6(a)(ii) as an adjustment to the Purchase Price for all purposes, unless otherwise required by Law.
6.7    Acquisition Proposals. The Company shall request that all Persons who executed a confidentiality, non-disclosure or other similar agreements in connection with the consideration of a possible acquisition, return to the Company, or destroy, all confidential information heretofore furnished to such third parties by or on behalf of the Company, as promptly as practicable, subject to the terms of such agreements.
6.8    Termination of 401(k) Plans. The Company shall terminate any and all Company Benefit Plans intended to qualify under Section 401(a) of the Code that include a cash or deferred arrangement under Section 401(k) of the Code, effective not later than the day immediately preceding the Closing Date. The Company shall provide Purchaser with evidence that such 401(k) plan(s) have been terminated pursuant to resolution of the Company board of directors (the form and substance of which shall be subject to review and approval by Purchaser) effective not later than the day immediately preceding the Closing Date.
6.9    Sellers’ Release.
(a)Effective as of the Closing, each of the Sellers releases and forever discharges (i) the Company, Purchaser and each of the other Sellers and (ii) each of the equityholders, directors, managers, officers, employees, agents, attorneys, contractors, successors, assigns, predecessors, heirs, executors, trustees, representatives and administrators of such Persons (the Persons described in this clause (ii), collectively, the “Related Persons”) from any and all claims, demands, actions, causes of action of whatever rights, of every kind or character (whether such actions are actions in law, equity, tort, contract, or otherwise and including actions seeking injunctive or other equitable relief), whether known or unknown relating to any matter arising or in existence at any time on or prior to the Closing (collectively the “Released Claims”), and irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting, or causing to be commenced, any Proceeding against the Company, Purchaser, each of the other Sellers or their respective Related Persons, based upon any matter purported to be released hereby (the “Release”).
(b)Notwithstanding Section 6.9(a), the Release shall in no way release or discharge any Released Claims or rights of any of the Sellers (i) against the Company, Purchaser or any Affiliate of the Company or Purchaser relating to any of the following: (A) any employee benefit plans, programs or arrangements, or other qualified or non-qualified funds, plans or similar arrangements in which any Seller who is an employee may have an interest; (B) any Seller’s right to be indemnified by the Company, Purchaser or any of their Affiliates, whether by Contract (including any indemnification agreement to which the Company is a party that is identified in the Disclosure Schedules and any directors’ and officers’ liability insurance

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

policies), Law, in respect of his or her services as an employee, officer and/or director of the Company as provided by Law or any of such Person’s governing documents; (C) such Seller’s services as an employee of the Company; (D) under this Agreement or any other Seller Documents; (E) under any existing Contract between the Seller and the Company that is disclosed in the Disclosure Schedules and not terminated pursuant to Section 8.1(k); (F) from any obligations under any Company Benefit Plan; (G) for accrued but unpaid compensation and business-related expenses, each as incurred in the Ordinary Course of Business and approved in accordance with the Company’s standard policies; and (H) under any existing written contract between the Seller and Purchaser; (ii) against the other Sellers and their respective Related Persons to the extent such Released Claims or rights are not related to the Company or such Seller’s interest in the Company; and (iii) against any Person with respect to such Seller’s rights as a Seller or as the Seller Representative under to this Agreement.
6.10    Employee Benefits.
(a)For the period commencing on the first Business Day after the Closing Date and ending on the first anniversary of the Closing Date, Purchaser shall cause its Affiliate, Trans Union LLC (“TU LLC”), (i) to offer to employ each Business Employee for compensation in amount that is the same as the compensation currently paid by the Company to such Business Employee and (ii) subject to Section 6.10(b), to provide to each Business Employee who accepts such offer of employment (each a “Continuing Employee”) the opportunity to participate in all employee benefit plans, programs and arrangements on the same terms and conditions that made available to similar situated employees.  Nothing herein shall require Purchaser or any of its Affiliates (including TU LLC  and the Company) to continue to employ any Continuing Employee or limit the ability of Purchaser or any of its Affiliates (including TU LLC  and the Company) to terminate the employment of any Continuing Employee for any reason whatsoever and, in such event, no Seller shall have any rights against Purchaser or any of its Affiliates (including TU LLC  and the Company) for failure to comply with this Section 6.10.
(b)To the extent permissible under applicable Law or any employee benefit plan, program or arrangement established or maintained by TU LLC on or after the Closing Date (collectively, the “TU LLC Plans”), Purchaser shall cause all Continuing Employees to receive credit for all service with the Company prior to the Closing Date (i) for eligibility, vesting and benefit accrual purposes and (ii) for purposes of vacation and severance benefits.  In addition, to the fullest extent permitted by the applicable TU LLC Plan, Purchaser shall cause TU LLC to (i) waive all pre-existing condition exclusions, coverage exclusions, actively-at-work requirements, eligibility waiting periods, evidence of insurability requirements and other similar limitations under any TU LLC Plan and (ii) allow any covered expenses incurred or payments made under any Company employee benefit plans on or before the Closing by any Continuing Employee (or covered dependent thereof) to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing under any applicable TU LLC Plan.
(c)Nothing contained herein shall be deemed to be the adoption of, or an amendment to, any employee benefit plan (as that term is defined in Section 3(3) of ERISA), or otherwise limit the right of the Company, Purchaser or any of their respective Affiliates to amend, modify or terminate any such employee benefit plan.

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

(d)This Section 6.10 shall not create any third party beneficiary or other rights in any Business Employee or any other employee or former employee of the Company (including any beneficiary or dependent of any of the foregoing) in respect of continued employment (or resumed employment) with, or any pay or employee benefits from, Purchaser, the Company or any of their respective Affiliates.
6.11    No Further Company Closing Bonuses. Except for agreements to pay Company Closing Bonuses that are disclosed on Schedule 4.22 of the Disclosure Schedules, neither Seller shall enter into any Contract with any Business Employee or contractor to the Company to pay any consideration to any such Person in respect of the transactions contemplated by this Agreement.
6.12    Production System. Sellers covenant that if: (a) as of the Closing Date, the Company is not in physical possession of and Company’s employees and/or contractors as of the Closing Date do not identify all tangible embodiments of all Company Software, other Software included in the Company Software, all Production Source Code, all Production Object Code, the Company Build Environment, and the Company Production Environment; (b) within fourteen (14) days after the Closing Date, the Company’s employees and/or contractors as of the Closing Date do not produce for Purchaser’s inspection the Production Object Code File List; and/or (c) within seventy-five (75) days after the Closing Date and in coordination with Purchaser, the Company’s employees and/or contractors as of the Closing Date, together with hardware and software engineer resources selected and provided by Purchaser at no charge and under the supervision of Troy Bailey or Bruce Macartney-Filgate (or their respective successors, if applicable), do not successfully Construct all of the Production Object Code from the Production Source Code (“Reconstructed Production Object Code”), then Sellers shall fully reimburse Purchaser for all actual and reasonably incurred costs, including the costs of internal and third Person resources (i.e., personnel hours) and third Person Software, incurred by Purchaser in analyzing, constructing, and/or developing Software reasonably necessary to: (x) identify and obtain physical possession of all tangible embodiments of the relevant portions of the Company Software, other Software included in the Company Software, Production Source Code, Production Object Code, the Company Build Environment, and the Company Production Environment, or reasonable substitutes thereof; (y) identify and obtain physical possession of the Production Object Code File List or a reasonable substitute thereof; and (z) successfully Construct the relevant portions of the Reconstructed Production Object Code or a reasonable substitute thereof. The decision whether to use third Person resources or third Person Software shall be made in the sole but reasonably exercised discretion of Purchaser. For the avoidance of doubt, reimbursement costs for internal resources spent in the above-described endeavor(s) shall be at fixed at the rate of $100 per hour. Notwithstanding the foregoing, (1) Sellers shall have no obligations under this Section 6.12, unless (A) within six (6) months after the Closing Date, Purchaser delivers written notice (containing reasonable supporting detail) to the Seller Representative of the failure to meet one of the covenants in clauses (a), (b), or (c) in this Section 6.12; and (B) Purchaser affords the Company’s employees and/or contractors as of the Closing Date ten (10) days to cure such failure(s); and (2) Sellers shall have no obligation to reimburse Purchaser for any costs incurred by Purchaser after the date which is one (1) year after the Closing Date.

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

ARTICLE VII
RESTRICTIVE COVENANTS
Each Seller, severally and not jointly, hereby covenants to Purchaser as follows:
7.1    Confidentiality. From and after the Closing, each of the Sellers shall keep confidential, and shall not use (except as provided in the last sentence of this Section 7.1), directly or indirectly, for the benefit of itself or others (other than any use by any Seller who is employed or otherwise engaged by the Company or Trans Union LLC or any of its Affiliates in the performance of such Seller’s duties as an employee or other service provider), all confidential information relating to the Company and its business, including “know how”, trade secrets and all other Intellectual Property, customer lists, supplier lists, details of consultant and employment contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans (including identified acquisition targets), technical processes, designs and design projects, processes, inventions, software, source codes, object codes, systems documentation and research projects and other business affairs (collectively, “Confidential Information”) and shall not disclose such information to any other Person; provided, however, this Section 7.1 shall not apply to any information (a) which is or becomes generally available to the public other than as a result of disclosure in violation of this Section 7.1, (b) which is lawfully received by a Seller, as the case may be, after the Closing Date from a third party not known to such Seller (after reasonable inquiry), as the case may be, to be under any obligation of confidentiality with respect to such information, or (c) which is required to be disclosed by applicable Law, or in connection with any Proceeding, or the use of which is reasonably necessary to the defense of such Seller in any such Proceeding, in which case such Seller shall provide Purchaser with reasonably prompt notice of such required disclosure so that Purchaser may seek (at its sole cost) to obtain a protective order or other reasonable assurance that such disclosure shall be treated confidentiality. In addition to the foregoing, to the extent that a Seller is assisting the Seller Representative to perform its duties and exercise its rights under this Agreement in accordance with Section 11.10(k), such Seller may use any information received solely to so assist the Seller Representative.
7.2    Non-Interference with Customer and Supplier Relationships. Each Seller covenants and agrees that, at all times commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Restricted Period”), such Seller shall not, except as expressly permitted by this Agreement, directly or indirectly, on its own behalf or on behalf of any other Person, contact or do business with any customer or supplier of the Company or, to such Seller’s knowledge, any other customer or supplier of Trans Union LLC or any Affiliate thereof (including the Company), in each case with respect to or otherwise involving the Business, as conducted or, to such Seller’s knowledge, planned to be conducted, as of the Closing Date or at any time within the twelve (12) month period immediately preceding the Closing Date.
7.3    Non-Competition. Each Seller covenants and agrees that at all times during the Restricted Period, such Seller shall not, except as expressly permitted by this Agreement, directly or indirectly own an interest in, operate, join, control, advise, work for, consult to, have a

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

financial interest which provides any control of, or participate with or in any Person producing, designing, providing, soliciting orders for, selling, distributing, consulting to, or marketing or re-marketing products or services competitive with, or in substantially the same line of business as, the Business, or any part thereof, as conducted or, to such Seller’s knowledge, planned to be conducted, as of the Closing Date or at any time within the twelve (12) month period immediately preceding the Closing Date. The prohibitions set forth in this Section 7.3 apply throughout the United States (including its territories and possessions). Notwithstanding the foregoing, the prohibitions set forth in this Section 7.3 do not prohibit the mere ownership of less than three percent (3%) of the outstanding stock or other equity securities of any publicly-traded Person as long as the Seller does not actually control such Person and is not otherwise in violation of this Agreement.
7.4    Non-Diversion. Each Seller covenants and agrees that, at all times during the Restricted Period, such Seller shall not, except as expressly permitted by this Agreement, divert or attempt to divert or take advantage of or attempt to take advantage of any actual or potential business or opportunities of the Company or any of its Affiliates, of which such Seller became aware as the result of such Seller’s ownership of Shares and which relate specifically to the Business, or any part thereof, as conducted or, to such Seller’s knowledge, planned to be conducted, as of the Closing Date or at any time within the twelve (12) month period immediately preceding the Closing Date.
7.5    Non-Recruitment. Each Seller agrees that the Company has invested and will invest substantial time and effort in acquiring and maintaining its workforce. Accordingly, such Seller covenants and agrees that during the Restricted Period, such Seller shall not, and shall not cause any other Person to, (a) hire away any individual who was employed by the Company or Purchaser or any of their respective Affiliates, or (b) directly or indirectly, entice, solicit or seek to induce or influence any such individual to leave his or her employment with the Company or Purchaser or any of their respective Affiliates.
7.6    Remedies. Each Seller acknowledges that should such Seller violate any of the covenants contained in this Article VII applicable to such Seller (collectively, with respect to such Seller, the “Restrictive Covenants”), it will be difficult to determine the resulting damages to Purchaser and its Affiliates and, in addition to any other remedies Purchaser and its Affiliates may have, Purchaser and its Affiliates shall be entitled to temporary injunctive relief without being required to post a bond and permanent injunctive relief without the necessity of proving actual damage. Failure to seek any or all remedies in one case shall not restrict Purchaser and its Affiliates (including the Company) from seeking any remedies in another situation. Such action by Purchaser and its Affiliates (including the Company) shall not constitute a waiver of any of their rights.
7.7    Severability and Modification. It is the parties’ intent that each of the Restrictive Covenants be read and interpreted with every reasonable inference given to its enforceability. However, it is also the parties’ intent that if any term, provision or condition of the Restrictive Covenants is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions thereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Finally, it is also the parties’ intent that if a court should determine any of the Restrictive Covenants are unenforceable because of over-breadth, then the

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

court shall modify said covenant so as to make it reasonable and enforceable under the prevailing circumstances.
7.8    Tolling. In the event Purchaser files a claim in a court of competent jurisdiction against a Seller for such Seller’s breach of any Restrictive Covenant set forth in Section 7.2, 7.3, 7.4 or 7.5, the running of the period of restriction as to such Seller shall be automatically tolled and suspended for the duration of such litigation, and shall automatically recommence upon the final adjudication of such litigation, in order that the Company shall receive the full benefit of such Seller’s compliance with each of the Restrictive Covenants; provided, however, that in the event such Seller is adjudged to not have breached a Restrictive Covenant, then no tolling shall occur.
7.9    No Other Defenses. Each Seller agrees that the Restrictive Covenants shall be enforced independently of any other obligations between Purchaser and its Affiliates (including the Company), on the one hand, and such Seller, on the other, and that the existence of any other claim or defense shall not affect the enforceability of the Restrictive Covenants or the remedies provided herein.
7.10    No Challenge. Each Seller acknowledges that Purchaser, in executing this Agreement, has placed significant reliance on such Seller’s compliance with the Restrictive Covenants applicable to it. Accordingly, no Seller shall, directly or indirectly, (a) make any claim that any of the Restrictive Covenants is unenforceable or (b) challenge or commence or institute any claim, lawsuit or action (or assert any counterclaim or cross claim) seeking to invalidate or reduce the scope of any of the Restrictive Covenants; provided, however, that, for the avoidance of doubt, nothing herein shall be deemed to restrict in any manner the ability of any Seller to challenge any assertion by Purchaser that such Seller has violated any Restrictive Covenant.
ARTICLE VIII
CONDITIONS TO CLOSING
8.1    Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):
(a)the representations and warranties of the Sellers and the Company contained in this Agreement which are not qualified as to materiality shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at and as of each such date and the representations and warranties of the Company contained in this Agreement which are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of each such date (in each case, except those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate (or true and accurate in all material respects, as applicable) as of such date or with respect to such period);

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

(b)the Sellers and the Company shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by the Sellers and/or the Company on or prior to the Closing Date;
(c)the Company shall have delivered to Purchaser a certificate of an authorized officer of the Company, dated as of the Closing Date, certifying as to (i) a copy of the resolutions of the Company board of directors authorizing and approving the applicable matters contemplated hereunder, and (ii) the incumbency of officers of the Company executing documents executed and delivered by or on behalf of the Company in connection herewith;
(d)there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transaction or the other transactions contemplated hereby;
(e)each Seller shall have delivered to Purchaser the original certificates or other instruments representing such Seller’s Shares, with duly executed transfer forms or other instruments of transfer attached in proper form for transfer to Purchaser, or other evidence reasonably satisfactory to Purchaser that good and valid title such Shares have been transferred to Purchaser, free and clear of all Liens;
(f)no Material Adverse Effect shall have occurred with respect to the Company;
(g)the Consents listed on Schedule 4.3(b) of the Disclosure Schedules shall have been obtained in form and substance reasonably satisfactory to Purchaser;
(h)the notices listed on Schedule 4.3(b) of the Disclosure Schedules shall be in form and substance reasonably satisfactory to Purchaser and sent to the applicable Contract counterparty or other Person as required by the applicable Contract or otherwise;
(i)the Payoff Letters shall have been executed and delivered to the Company;
(j)each Seller shall have delivered to Purchaser a properly executed statement or properly executed statements satisfying the requirements of Treasury Regulation Sections 1.1445-2(b)(2);
(k)all Contracts and arrangements set forth on Schedule 4.22 of the Disclosure Schedules shall have been terminated in a manner reasonably acceptable, in form and substance, to Purchaser;
(l)the Company shall have delivered to Purchaser (i) the resignations, effective as of the Closing, of each director or officer of the Company; (ii) a good standing certificate or the equivalent for the Company from its jurisdiction of organization, dated not more than five (5) days prior to the Closing Date, and (iii) such other documents, instruments and certificates as may be reasonably requested by Purchaser;
(m)the Company shall have delivered to Purchaser the Escrow Agreement duly executed by the Seller Representative and the Escrow Agent;

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

(n)each Key Employee shall have executed and delivered to Purchaser a Restrictive Covenant Agreement, in form and substance reasonably satisfactory to Purchaser;
(o)each of the Sellers and each of the Key Employees shall have executed and delivered to Purchaser or its designated Affiliate an employment agreement, retention agreement, offer letter and/or similar document in form and substance reasonably satisfactory to Purchaser;
(p)ImpTrax and TU LLC shall have entered into a Contract for Services in form and substance satisfactory to Purchaser;
(q)the Company shall have delivered to Purchaser a fully executed “business associate agreement” between the Company and each of its customers in form and substance reasonably satisfactory to Purchaser;
(r)each of the Sellers, Munawar Abadullah, ImpTrax, GuruTrax Software Solutions, Jambu Krishnamurthy and Digital Avenue Limited shall have executed and delivered to Purchaser an Intellectual Property Assignment Agreement in the forms attached hereto as Exhibit I-1 through I-7; and
(s)TU LLC shall have adopted the Deferred Company Closing Bonus Plan.
8.2    Conditions Precedent to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Company in whole or in part to the extent permitted by applicable Law):
(a)the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at and as of each such date (except those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate in all material respects as of such date or with respect to such period);
(b)Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date;
(c)Purchaser shall have delivered to the Company a certificate of an authorized officer of Purchaser, dated as of the Closing Date, certifying as to (i) a copy of the resolution of Purchaser board of directors authorizing and approving the applicable matters contemplated hereunder, and (ii) the incumbency of officers of Purchaser executing documents executed and delivered in connection herewith;
(d)there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

(e)Purchaser shall have delivered the Promissory Notes duly executed by Purchaser;
(f)Purchaser shall have delivered to the Company, Escrow Agent and the Seller Representative the Escrow Agreement duly executed by Purchaser;
(g)Purchaser shall have delivered to the Company (i) a good standing certificate or the equivalent for Purchaser from its jurisdiction of organization, dated not more than five (5) days prior to the Closing Date, and (ii) such other documents, instruments and certificates as may be reasonably requested by the Company;
(h)the Sellers shall have been released as guarantors under that certain Standard Form of Loft Lease between Dashal Madison, LLC and the Company dated August 29, 2013; and
(i)TU LLC shall have adopted the Deferred Company Closing Bonus Plan.
ARTICLE IX
[INTENTIONALLY OMITTED]
ARTICLE X
INDEMNIFICATION
10.1    Survival.
(a)All representations and warranties of the Parties contained in this Agreement, as qualified by the Disclosure Schedules, shall survive the Closing and remain operative and in full force and effect until the date that is eighteen (18) months after the Closing Date (such date, the “Standard Survival Termination Date”); provided, however, that:
(i)the representations set forth in Section 3.1 (Authorization/Legal Power; Enforceability), Section 3.3 (Ownership of Shares), Section 3.4 (No Broker), Section 4.1 (Organization and Good Standing), Section 4.2 (Authorization; Enforceability), Section 4.4 (Capitalization), Section 4.5 (Subsidiaries), Section 4.9 (Taxes), Section 4.19 (No Broker), Section 5.1 (Organization and Good Standing), Section 5.2 (Authorization; Enforceability) and Section 5.4 (No Broker) (collectively, the “Fundamental Representations”) shall survive the Closing and remain operative and in full force and effect until the date that is ninety (90) days following the expiration of the applicable statute of limitations;
(ii)the representations set forth in Section 4.11 (Intellectual Property and Information Technology), Section 4.13 (Employee Benefit Plans) and Section 4.14(e) (Labor; Business Employees-classification) (collectively, “Extended Survival Representations”) shall survive the Closing and remain operative and in full force and effect until the third (3rd) anniversary of the Closing Date; and

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(iii)the representations set forth in Section 4.24 (Compliance with Privacy Laws; Privacy Policies) and Section 4.25 (Compliance with Healthcare Laws) (collectively, the “Regulatory Representations”) shall survive the Closing and remain operative and in full force and effect until the sixth (6th) anniversary of the Closing Date.
(the Standard Survival Termination Date or the other applicable survival date set forth in, or contemplated by clause (i) or (ii) of this Section 10.1(a), the “Survival Date”).
(b)Notwithstanding anything in this Agreement to the contrary, any Claim asserted prior to the expiration of the applicable Survival Date, but not resolved prior to the end of the applicable Survival Date, shall survive the applicable Survival Date until the resolution thereof and any Claim not asserted prior to the expiration of the applicable Survival Date shall be barred.
(c)To the extent not expressly provided in this Agreement, all covenants of the parties shall survive for the period set forth therein; provided, however, that no right to indemnification in respect of any claim based upon any breach of a covenant set forth in a notice of claim delivered prior to the expiration of the applicable statute of limitations shall be affected by the subsequent expiration of the applicable statute of limitations. The parties further acknowledge that the time periods set forth in this Section 10.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.
10.2    Indemnification by Sellers.
(a)Subject to the other terms and conditions of this Article X, each of the Sellers, severally and not jointly, shall indemnify Purchaser and its Affiliates (including, for this purpose, the Company) and their respective officers, directors, members, managers, partners, shareholders, trustees, employees, agents and representatives (the “Purchaser Indemnified Persons”) against, and shall hold each of them harmless from, any and all Damages incurred or suffered by them resulting from or in any way arising out of or in connection with the any of the following:
(i)any failure of any representation or warranty of such Seller set forth in this Agreement or in any of the certificates or documents furnished by such Seller pursuant to this Agreement to be true and correct in all respects; and/or
(ii)any failure by such Seller to fully perform, fulfill or comply with any covenant set forth in this Agreement or in any of the certificates or documents furnished by such Seller pursuant to this Agreement.
(b)Subject to the other terms and conditions of this Article X, each of the Sellers, severally and not jointly in accordance with each Seller’s Pro Rata Share, shall indemnify the Purchaser Indemnified Persons against, and shall hold each of them harmless from, any and all Damages incurred or suffered by them resulting from or in any way arising out of or in connection with any of the following:

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(i)any failure of any representation or warranty of the Company set forth in this Agreement or in any of the certificates or documents furnished by the Company pursuant to this Agreement to be true and correct in all respects, disregarding any “material”, “in all material respects”, or “Material Adverse Effect” qualifications (other than dollar thresholds applicable to the Company’s representations with respect to matters disclosed on the Disclosure Schedules) (collectively, “Company Breaches”); provided, however, that the references to “material” in Section 4.6, to “Material Adverse Effect” in Section 4.8, to “material” or dollar thresholds in the definition of “Contracts” as set forth in Section 4.12, and to “materially” as set forth in Section 4.23(a) or (b) shall not be disregarded;
(ii)any failure by the Company to fully perform, fulfill or comply with any covenant set forth in this Agreement or in any of the certificates or documents furnished by the Company pursuant to this Agreement;
(iii)any failure by the Seller Representative to fully perform, fulfill or comply with any covenant set forth in this Agreement after the Closing;
(iv)any claim or allegation by any Person that after the Closing any Shares or other equity security of the Company entitles the holder thereof to anything other than the amount of consideration that such holder is entitled to receive pursuant to Article II;
(v)any (A) unpaid Company Transaction Expenses, (B) unpaid Company Indebtedness, (C) unpaid Company Closing Bonuses, and/or (D) Pre-Closing Taxes, in each case in the case of clauses (A) through (D) above to the extent not taken into consideration in the determination of the Purchase Price;
(vi)any failure of the Company to (A) be a party to, or otherwise bound by, a “business associate agreement” (i) as required by applicable law, (ii) with each customer of the Company and/or each other Person from whom the Company receives or has received or on behalf of whom the Company maintains or has maintained Protected Health Information and/or (iii) with each supplier, vendor and/or other applicable Person, including each Data Provider, that had, may have had, has or may have access to Protected Health Information as a result of such Person’s relationship with the Company; and (B) fully discharge its obligations under any “business associate agreement” to which the Company is a party or otherwise bound (collectively, the “BAA Indemnity”); and
(vii)any claim or allegation by any Company customer for breach of Contract relating to the Company’s failure to invoice the customer in accordance with the terms of the applicable Contract.
10.3    Indemnification by Purchaser. Subject to the other terms and conditions of this Article X, Purchaser shall indemnify the Sellers and each of their respective Affiliates, officers, directors, members, managers, partners, shareholders, employees, agents and representatives (the “Seller Indemnified Persons”) against, and shall hold each of them harmless from, any and all

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Damages incurred or suffered by them resulting from or in any way arising out of or in connection with any of the following:
(a)any failure of any representation or warranty of Purchaser set forth in this Agreement or in any of the certificates or documents furnished by Purchaser pursuant to this Agreement to be true and correct in all respects (collectively, “Purchaser Breaches”); and
(b)any failure by Purchaser to fully perform, fulfill or comply with any covenant set forth in this Agreement or in any of the certificates or documents furnished by Purchaser pursuant to this Agreement.
10.4    Notice of Claim.
(a)The term “Claim” means a claim for indemnification by (i) Purchaser or any other Purchaser Indemnified Person, as the case may be, for Damages under this Article X or (ii) any Seller or any other Seller Indemnified Person, as the case may be, for Damages under this Article X (such Person making a Claim, an “Indemnitee”).
(b)An Indemnitee may give notice of a Claim under this Agreement, whether for its own Damages or for Damages incurred by any other Purchaser Indemnified Person or Seller Indemnified Person, as applicable, pursuant to written notice of such Claim executed by such Indemnitee (a “Notice of Claim”), and delivered to the Seller Representative (on behalf of the Sellers) or Purchaser, as appropriate (the Seller Representative (on behalf of the Sellers), in such capacity, or Purchaser, as appropriate, the “Indemnitor”), promptly after such Indemnitee becomes aware of the existence of any potential Claim by such Indemnitee, but in any event before the applicable Survival Date, arising out of or resulting from: (i) any item indemnified pursuant to the terms of Section 10.2 or Section 10.3, as applicable, or (ii) the assertion, whether orally or in writing, against any Indemnitee of a Proceeding brought by a third party against any Indemnitee (in each such case, a “Third Party Claim”) that, if successfully prosecuted, would give rise to a right of the Indemnitee to indemnification under this Agreement. A Notice of Claim shall describe the Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnitee. So long as such Notice of Claim is given on or prior to the applicable Survival Date, no delay on the part of an Indemnitee in giving the Indemnitor a Notice of Claim shall limit or reduce the Indemnitee’s right to indemnity hereunder, nor relieve the Sellers or Purchaser, as applicable, from any of its obligations under this Article X unless (and then only to the extent that) the Sellers or Purchaser, as applicable, are actually prejudiced thereby. A Claim shall be “asserted” for the purpose of this Article X only if given in accordance with this Section 10.4(b). A Claim shall be deemed to be rejected by Sellers, if they have not responded to such Claim within thirty (30) days.
10.5    Defense of Third Party Claims.
(a)Subject to the provisions hereof, the Indemnitor shall have the right to elect to defend, on behalf of the Indemnitee, any Third Party Claim by notifying the Indemnitee of its intention to do so within thirty (30) days from receipt of a Notice of Claim (or sooner, if the nature of the Third Party Claim so requires), which notice shall confirm that the Indemnitor

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will, subject to the limitations of this Article X, indemnify the Indemnitee from and against any Damages the Indemnitee may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with the Third Party Claim; provided that the Indemnitor shall not be entitled to assume control of such defense if: (i) the Indemnitor does not provide the Indemnitee with evidence reasonably acceptable to the Indemnitee that the Indemnitor will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder; (ii) such Third Party Claim relates to or arises in connection with any criminal Proceeding against the Indemnitee; (iii) such Third Party Claim seeks an injunction or equitable relief against the Indemnitee; (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is, in the good faith judgment of the Indemnitee, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnitee Party; or (v) the Third Party Claim is, in the good faith judgment of the Indemnitee, likely to adversely affect the Indemnitee’s relationships with its customers or suppliers.
(b)If the Indemnitor elects to defend the Third Party Claim in accordance with this Section 10.5, (i) the Indemnitor shall assume the defense thereof utilizing legal counsel reasonably acceptable to the Indemnitee, (ii) the Indemnitor shall bear the fees, costs and expenses of such counsel, and (iii) the Indemnitee shall cooperate in good faith in such defense at the sole expense of the Indemnitor. If the Indemnitor does not elect to defend against, negotiate, settle or otherwise deal with any Third Party Claim, the Indemnitee may defend against, negotiate, settle or otherwise deal with such Third Party Claim. If the Indemnitor assumes the defense of any Third Party Claim, the Indemnitee may participate, at its own expense, in the defense of such Third Party Claim; provided, however, that such Indemnitee shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnitor if (i) so requested by the Indemnitor to participate or (ii) in the reasonable opinion of counsel to the Indemnitee, a conflict or potential conflict exists between the Indemnitee and the Indemnitor that would make such separate representation advisable. If the Indemnitor does not elect to defend the Third Party Claim, the Indemnitee shall keep the Indemnitor reasonably advised on the status of such Third Party Claim and the defense thereof and provide copies of pleadings and communications related thereto and shall consider recommendations made by the Indemnitor with respect thereto; provided that the Indemnitee shall not be obligated to accept any such recommendations.
(c)Notwithstanding anything in this Section 10.5 to the contrary, neither the Indemnitor nor the Indemnitee shall, without the written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless (x) the claimant and the Indemnitor or the Indemnitee, as applicable, provide to the other party an unqualified release from all liability in respect of the Third Party Claim and (y) neither the Claim nor the consent to judgment provides for injunctive or other nonmonetary relief affecting the Indemnitee.
10.6    Limitation on Liability.
(a)The aggregate liability of the Sellers for or on account of Company Breaches and the BAA Indemnity pursuant to this Article X or otherwise shall be limited to the Indemnity Escrow Amount (the “Cap”), except with respect to aggregate liability of the Sellers for or on account of the following matters, each of which shall not be subject to the Cap:

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(i)Fraud;
(ii)Company Breaches of Fundamental Representations, for which the aggregate liability of the Sellers shall be limited to the sum of (A) $54,945,000 minus (B) the amount of Closing Accounts Receivable, plus (C) the Tax Indemnity Amount plus (D) the Customer Retention Contingent Purchase Price plus (E) the Accounts Receivable Contingent Purchase Price (the sum of such amounts, each as determined under this Agreement, the “Purchase Price Cap”); and
(iii)Subject to Section 10.6(a)(v), Company Breaches of Extended Survival Representations, for which the aggregate liability of the Sellers shall be limited to the product of (A) the Purchase Price Cap multiplied by (B) 0.30 (the “Extended Survival Rep Cap”);
(iv)Subject to Section 10.6(a)(v), Company Breaches of Regulatory Representations and the BAA Indemnity, for which the aggregate liability of the Sellers (A) shall be limited to the product of (1) the Purchase Price Cap multiplied by (2) 0.30, with respect to Notices of Claims delivered by the Purchaser Indemnified Persons prior to or on the third (3rd) anniversary of the Closing Date or (B) shall be limited to the product of (1) the Purchase Price Cap multiplied by (2) 0.15 with respect to Notices of Claims delivered by the Purchaser Indemnified Persons after the third (3rd) anniversary of the Closing Date but prior to or on the sixth (6th) anniversary of the Closing Date (as applicable, the “Regulatory Representations Cap”).
(v)The Extended Survival Rep Cap and the Regulatory Representations Cap shall not be independent of each other, and all Damages resulting from Claims pursuant to Section 10.2(b)(i) in respect of the Extended Survival Representations or the Regulatory Representations shall be used to compute both the Extended Survival Rep Cap and the Regulatory Representations Cap. For avoidance of doubt, the Cap shall be independent of the Extended Survival Rep Cap and the Regulatory Representations Cap, and no Damages from Claims pursuant to Section 10.2(b)(i) in respect of the Extended Survival Representations or the Regulatory Representations shall be used to compute the Cap.
(b)The indemnification provided for in this Article X with respect to Company Breaches, other than Company Breaches of Fundamental Representations or Regulatory Representations, shall not apply unless and until the aggregate Damages determined to be due to one or more Purchaser Indemnified Persons hereunder exceeds a cumulative aggregate amount of $300,000 (the “Deductible”), in which event Purchaser Indemnified Persons shall, subject to the limitations contained in this Section 10, be indemnified only for all Damages in excess of the Deductible. Purchaser acknowledges that in no event shall any Seller be liable or obligated to Purchaser in connection with Purchaser’s efforts to enforce this Agreement against any other Seller.
(c)Subject to Section 10.6(j), notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate liability of a Seller pursuant to this Article X and otherwise hereunder exceed the product of (i) the sum of (A) $54,945,000, minus (B) the amount

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of Closing Accounts Receivable plus (C) the amount of any Tax Indemnity Amount, Customer Retention Contingent Purchase Price and the Accounts Receivable Contingent Purchase Price, in each case, received by the Sellers multiplied by (ii) 0.50.
(d)The amount to which an Indemnified Person may become entitled under this Article X shall be (i) net of the amount of any Tax Benefit actually realized in the taxable period in which such Damages were incurred, and (ii) net of any actual recovery (whether by way of insurance, indemnification, contribution, payment, discount, credit, off-set, counterclaim or otherwise) received from a third party (including any insurer) (a “Third Party Source”) less any cost associated with receiving such recovery in respect of a Claim. For this purpose, a tax benefit (“Tax Benefit”) shall be realized with respect to a taxable period if, and to the extent that, the Person’s cumulative liability for Taxes through the end of such taxable period, calculated by excluding any Tax items attributable to the Damages incurred in such taxable period, exceeds the Person’s actual cumulative liability for Taxes through the end of such taxable period, calculated by taking into account any Tax items attributable to the Damages incurred in such taxable period (to the extent permitted by relevant Tax Law and treating such Tax items as the last items claimed for such taxable period).
(e)Recovery for any Fraud or willful or criminal misconduct committed by a Seller (solely in the capacity of a Seller and not on behalf of the Company) (an “Individual Fraud Claim”) may only be sought from the Seller committing the same and not from the other Seller.
(f)The Sellers may not assert, directly or indirectly, and hereby waive, any claim, whether for indemnification, contribution, subrogation or otherwise, against any Third Party Source.
(g)If a Purchaser Indemnified Person shall timely make a good faith Claim pursuant to this Article X on or prior to the date on which any portion of the Customer Retention Contingent Purchase Price, if any, is due and payable to the Sellers pursuant to Section 2.10, and after Purchaser’s rights regarding the Indemnity Escrow Amount have been exhausted or if the amount of such Claim exceeds the then available Indemnity Escrow Amount, then Purchaser, by giving written notice to the Seller Representative and the Sellers, shall have the right, but not the obligation, to offset the amount of such Claim, after giving effect to the Deductible, if applicable, and taking into account any Indemnity Escrow Amount available, against up to seventy five percent (75%) of the Customer Retention Contingent Purchase Price. In the case of such offset against such Customer Retention Contingent Purchase Price amount, the Customer Retention Contingent Purchase Price to be disbursed from the Customer Retention Contingent Purchase Price Escrow Amount to each Seller shall be reduced, pro rata in accordance with each Seller’s respective Pro Rata Shares, unless the liability for such offset amount is related to a Claim against an individual Seller pursuant to Section 10.2(a), in which case such offset shall be against the applicable individual Seller’s pro rata share of the Customer Retention Contingent Purchase Price. In either case, Purchaser and the Seller Representative shall direct the Escrow Agent accordingly. If, upon final resolution of such Purchaser Indemnified Person’s Claim, the amount of the Customer Retention Contingent Purchase Price offset pursuant to this Section 10.6(g) exceeds the amount for which the Purchaser Indemnified Person is entitled to indemnification, Purchaser and the Seller Representative shall promptly direct the Escrow Agent to disburse to the Seller(s) the amount of such excess, as applicable.

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(h)If and solely to the extent that an amount of Damages in connection with an indemnifiable matter was already taken into account in connection with calculation of the Final Closing Purchase Price (pursuant to Section 2.9), the same amount of such Damages may not be recovered under Article X. If particular facts or circumstances form the basis of an Claim under more than one provision of this Agreement, then the party seeking indemnification may bring such Claim under any or all of such provisions even though recovery under one provision may be more favorable than recovery under another provision, provided that duplicate or multiple recovery for Damages relating to the same facts or circumstances shall not be permitted.
(i)In the event any Purchaser Indemnified Person first recovers from the Escrow Amount or the Sellers or any Seller Indemnified Person first recovers against Purchaser, as applicable, for any particular Damages and thereafter recovers for the same Damages from any third party (including a Third Party Source), then the amount recovered from such third party (up to the amount first recovered by the Indemnified Person) shall be paid, as applicable, by (i) Purchaser to the Seller Representative, on behalf of the applicable Sellers, or (ii) the Seller Representative, on behalf of the applicable Sellers, to Purchaser.
(j)Nothing contained in this Section 10.6 shall be interpreted to limit the liability of any party for breach of any covenants of such party contained in this Agreement.
10.7    Payment of Indemnification Claims. With respect to a Claim, including a Third Party Claim, after the earliest to occur of: (a) a final decision, judgment or award has been rendered with respect thereto (including a declaratory or similar judgment that the Indemnitee is entitled to indemnification) and the time in which to appeal therefrom has expired, (b) a settlement has been consummated with respect thereto, or (c) the applicable Indemnitor and Indemnitee have executed an agreement with respect thereto pursuant to which the Indemnitor accepts liability with respect therefor, the Indemnitee shall forward to the Indemnitor a written notice of any sums due and owing by the Sellers or by Purchaser, as applicable, pursuant to this Agreement with respect to such Claim and the applicable Indemnitors shall be obligated to pay such sums due and owing to the Indemnitee within five (5) days after receipt of such notice If any of the Purchaser Indemnified Persons are entitled to receive an indemnification payment with respect to a Claim prior to the date upon which Purchaser’s rights regarding the Indemnity Escrow Amount have been exhausted or cease to be available, then Purchaser and the Seller Representative shall, within five (5) days after receipt of the Indemnitee’s notice, direct the Escrow Agent to promptly release and pay to Purchaser, on behalf of such Purchaser Indemnified Person(s), all of such sums so due and owing.
10.8    Exclusive Remedy; Mitigation.
(a)Notwithstanding anything in this Agreement to the contrary, except (i) as may be required to specifically enforce post-Closing covenants hereunder or (ii) in the case of a claim based upon Fraud or willful or criminal misconduct, after the Closing Date the rights set forth in Section 2.9 and this Article X are and shall be the sole and exclusive remedies of Purchaser, the Purchaser Indemnified Persons, the Sellers and the Seller Indemnified Persons with respect to this Agreement, any Company Documents, any Seller Documents and, any Purchaser Documents and the transactions contemplated hereby and thereby. Nothing set forth in this Agreement (including Section 4.26) shall affect any party’s right to seek and/or obtain any

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and all available equitable remedies, including rescission and restitution, in the case of fraud within a period of two (2) years after the Closing Date.
(b)Nothing in this Agreement shall in any way restrict or limit the general obligation at law of an Indemnified Person to mitigate any Damages which it may suffer or incur by reason of the breach by an Indemnifying Party of any representation, warranty, or covenant hereunder; provided, however, such general obligation to mitigate Damages shall not apply to the filing by Purchaser or its Affiliates of one or more Tax Returns with respect to the Company in any jurisdiction, and this Agreement shall not preclude Purchaser or any of its Affiliates from filing any such Tax Return. For clarity, the general obligation to mitigate Damages shall include using commercially reasonable efforts to seek recovery under all (i) applicable insurance policies and (ii) indemnity, contribution and similar agreements, so long as with respect to clause (ii) such commercially reasonable efforts, in the good faith judgment of such Indemnified Person, is not likely (A) to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Person and its Affiliates or (B) materially adversely affect the relationships of the Indemnified Person and its Affiliates with their respective customers or suppliers.
10.9    Treatment of Indemnification Payments. Purchaser and the Sellers agree to treat any indemnification payment made pursuant to this Agreement, including the Tax Indemnity Amount specified in Section 6.6(a)(ii), as an adjustment to the Purchase Price for all purposes, unless otherwise required by Law.
10.10    Release of Escrow Amount. Within two (2) Business Days after the eighteen (18) month anniversary of the Closing Date, Purchaser and the Seller Representative shall, by written notice, instruct the Escrow Agent to disburse to the Seller Representative, on behalf of the Sellers, or to each Seller, pro rata in accordance with each Seller’s respective Pro Rata Share, a portion of the Indemnity Escrow Amount equal to the excess, if any, of (i) the then remaining Indemnity Escrow Amount, minus (ii) the aggregate amount of any outstanding Claims of the Purchaser Indemnified Persons that have been timely asserted and that have not then been resolved pursuant to the provisions of this Article X. The disbursement of any Indemnity Escrow Amount remaining after the resolution of all such Claims, if any, shall be released by the Escrow Agent, upon joint written instruction of Purchaser and the Seller Representative, within five (5) Business Days after the final resolution of such Claims in accordance with Section 10.7.
10.11    Purchaser’s Knowledge. Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of Purchaser shall not limit, qualify, modify or amend the representations, warranties or covenants of, or indemnities made by the Sellers or the Company pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by Purchaser, and consummation of the transactions contemplated herein by Purchaser shall not be deemed a waiver of a breach of or inaccuracy in any representation, warranty or covenant or of Purchaser’s rights and remedies with regard thereto.

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ARTICLE XI
MISCELLANEOUS
11.1    Payment of Sales, Use or Similar Taxes. All sales, use, transfer, intangible, recordation, documentary stamp, value added or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the consummation of the transactions contemplated by this Agreement shall be borne exclusively by the Sellers.
11.2    Expenses. Subject to Section 2.8, all costs and expenses (including any brokerage commissions or any finder’s or investment banker’s fees) incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated hereby and the consummation of the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.
11.3    Arbitration. Except to the extent provided in Sections 2.9 and 2.10, all disputes among the parties hereto that may be based upon, arise out of or relate in any way to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related in any way to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall, if not otherwise resolved by discussions between such parties, be submitted to confidential binding arbitration by one neutral arbitrator pursuant to the JAMS Comprehensive Arbitration Rules & Procedures as in effect on the date of this Agreement. If the parties shall not have agreed upon the appointment of an arbitrator within thirty (30) days of the commencement of arbitration pursuant to this Section 11.3, then the arbitrator shall be selected by JAMS. In no case shall the arbitrator be an Affiliate, employee, consultant, officer, director or stockholder of any party hereto, or otherwise have any current or previous relationship with either Purchaser or the Sellers or their respective Affiliates. The arbitration shall be held in New York, New York. In any arbitration proceeding, the parties shall be allowed to conduct reasonable document discovery. Depositions and interrogatories shall not be allowed, except by mutual agreement of the parties or order of the arbitrator based on the requesting party showing both a substantial need for such discovery and that the information sought is not available by alternative methods of discovery. Judgment on any arbitration award may be entered in and enforced by any court of competent jurisdiction and the parties expressly consent to the enforcement of such arbitration award in all courts in the State of New York. The determination of the arbitrator as to the resolution of any dispute or any other decision to be made by the arbitrator shall be binding and conclusive upon all parties. All rulings of the arbitrator shall be in writing and shall be delivered to the parties except to the extent that the JAMS Comprehensive Arbitration Rules & Procedures provide otherwise. The expenses of any arbitration shall be borne equally by the parties to such arbitration, provided that each party shall pay for and bear the cost of its own experts, evidence and legal counsel. Each party agrees that this Agreement does not preclude any party from seeking provisional remedies in aid of arbitration, including specific performance or other equitable remedies, from the New York Courts.

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11.4    Entire Agreement; Amendments and Waivers.
(a)This Agreement (including the Schedules and Exhibits) and that certain side letter dated as of the date hereof among Purchaser and the Sellers represent the entire understanding and agreement among the parties hereto with respect to the subject matter hereof.
(b)Any provision of this Agreement may be amended or waived prior to the Closing if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, the Seller Representative and Purchaser, or in the case of a waiver, by the party against whom the waiver is to be effective. Any provision of this Agreement may be amended or waived after the Closing if, and only if, such amendment or waiver is in writing and signed by Purchaser and the Seller Representative.
(c)No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
(d)With respect to information, materials, documents, certificates, agreements or other items provided, or to be provided, by the Company to Purchaser pursuant to this Agreement, the terms “made available”, “delivered”, or “provided” shall mean delivered in electronic form and posted to the Virtual Dataroom on or prior to two (2) Business Days prior to the date hereof or otherwise provided directly to Purchaser by way of an email to Michael Liu or Rachel Mantz.
11.5    Governing Law. In accordance with New York General Obligations Law, NY Code - Section 5-1401, the parties agree that this Agreement shall be governed by and construed in accordance with the Laws of the State of New York without giving effect to the conflicts or choice of law provisions thereof or of any other jurisdiction that would give rise to the application of the domestic substantive Law of any other jurisdiction.
11.6    Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) or (c) one Business Day following the day sent by commercial overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

If to Purchaser (or the Company after Closing), to:

Trans Union LLC
555 West Adams Street
Chicago, Illinois 60661
Attention: General Counsel
Fax: 312/466-7986
with a copy to:

Loeb & Loeb LLP
321 North Clark Street, Suite 2300
Chicago, Illinois 60654-4746
Attention: Ross D. Emmerman
Fax: 312/276-8708
If to any Seller, c/o the Seller Representative, to:
Todd H. Langer
1005 Bloomfield Street
Hoboken, NJ 07030
With a copy to:
Robinson & Cole LLP
Chrysler East Building
666 Third Avenue, 20th Floor
New York, New York 10017
Attention: Stephen P. Hanson
Fax: 212/451-2999
11.7    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
11.8    Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as provided in Article X, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Company, any Seller, Purchaser or the Seller Representative, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided that (a) Purchaser may assign it

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

rights, interests and obligations hereunder to any of its Affiliates without the consent of any other party hereto, provided that Purchaser shall not be relieved of its obligations hereunder; and (b) the Seller Representative may, with such consent, assign it rights, interests and obligations hereunder to a successor Seller Representative in accordance with Section 11.10. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations; provided, however, that a Seller Representative shall be relieved of its obligations hereunder upon appointment of a successor Seller Representative in accordance with Section 11.10. Upon any such permitted assignment by Purchaser or the Seller Representative, the references in this Agreement to Purchaser or the Seller Representative, respectively, shall also apply to Purchaser’s or the Seller Representative’s assignee, as the case may be, unless the context otherwise requires.
11.9    Counterparts; Electronic Transmission. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement and any document or certificate to be executed and delivered hereunder may be executed and delivered by electronic exchange of signatures, and any such signature shall be treated and have the same binding effect as an originally executed document.
11.10    Appointment of Seller Representative.
(a)Each Seller hereby appoints the Seller Representative as the attorney-in-fact and agent for and on behalf of such Seller and its respective heirs, successors and assigns with respect to the disposition, settlement or other handling of the post-Closing adjustment contemplated by Section 2.9, the calculation and payment of any Tax Indemnity Amount under Section 6.6(a), Customer Retention Contingent Purchase Price under Section 2.10, the Accounts Receivable Contingent Purchase Price under Section 2.11, indemnification issues under Article X and all other rights or obligations arising under Section 2.9, Section 2.10, Section 2.11 and Article X and other post-Closing matters, issues and disputes and the taking by the Seller Representative, for and on behalf of the Sellers, of any and all actions and the making of any decisions required or permitted to be taken by the Seller Representative under this Agreement and the Escrow Agreement, including the power and authority to:
(i)authorize the release or delivery to Purchaser or the Sellers of all or any portion of the Escrow Amount whether with respect to the payment (if any) to Purchaser or the Sellers resulting from the post-Closing adjustment contemplated by Section 2.9 (and in connection therewith calculating the portion of any adjustment in the Sellers’ favor that is payable to any Seller) or indemnification for Claims contemplated by Article X;
(ii)agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to any post-Closing issues and disputes;
(iii)litigate, arbitrate, resolve, settle or compromise any post-Closing issues and disputes;
(iv)waive any breach or default of Purchaser under this Agreement or the Escrow Agreement; and

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

(v)take all actions necessary in the judgment of the Seller Representative for the accomplishment of the foregoing and any other post-Closing matters.
The Sellers shall be bound by all actions taken and documents executed by the Seller Representative in connection with Section 2.9, Section 2.10, Section 2.11 and Article X, and all other post-Closing matters, and Purchaser shall be entitled to rely on any action, decision, consent or instruction of the Seller Representative as being an act, decision, consent or instruction of any Sellers.
(b)In performing the functions specified in this Agreement, the Seller Representative may act upon any instrument or other writing believed by the Seller Representative to be genuine and to be signed or presented by the proper Person, and the Seller Representative (and its members, managers, directors, officers, shareholders, contractors, agents and employees) shall not be liable in connection with the performance by it of its duties pursuant to the provisions of this Agreement or the Escrow Agreement in the absence of gross negligence or willful misconduct on the part of the Seller Representative.
(c)The Sellers agree that the Seller Representative shall be indemnified and held harmless by the Sellers, in accordance with their respective Pro Rata Shares, from and against any loss, liability or expense (including the hiring of legal counsel and the incurring of legal fees and costs) incurred without gross negligence or willful misconduct on the part of the Seller Representative and arising out of or in connection with the acceptance or administration of its duties hereunder; provided that in no event shall the indemnification obligation of any Seller exceed the proceeds actually received by such Seller hereunder.
(d)The Sellers agree that any out-of-pocket costs and expenses incurred by the Seller Representative in connection with actions taken by the Seller Representative pursuant to Section 2.9, Section 2.10, Section 2.11 and Article X and otherwise as provided in this Agreement (including the hiring of legal counsel and the incurring of legal fees and costs) (“Representative Expenses”) shall be the responsibility of the Sellers pro rata in accordance with their respective Pro Rata Shares and may be recovered by the Seller Representative directly from Sellers pro-rata in accordance with their respective Pro Rata Shares. The Sellers agree that the Seller Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or administration of its duties.
(e)The Sellers hereby appoint and constitute the Seller Representative the true and lawful attorney-in-fact of the Sellers, with full power in their name and on their behalf to act according to the terms of this Agreement and the Escrow Agreement in the absolute discretion of the Seller Representative; and in general to do all things and to perform all acts including, executing and delivering the Escrow Agreement and any other agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with the Escrow Agreement. This power of attorney, the immunities, rights to indemnification and all authority hereby conferred is granted and coupled with an interest and shall be irrevocable and shall not be terminated by any act of any Seller, by operation of Law, whether by such Person’s death, disability, protective supervision, bankruptcy, liquidation or any

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

other event, and shall survive the delivery of an assignment by any Seller of the whole or any fraction of his, her or its interest in the Escrow Amount. Without limiting the foregoing, this power of attorney is to ensure the performance of a special obligation, and, accordingly, each Seller hereby waives and renounces its, his or her right to renounce this power of attorney unilaterally any time. The Sellers hereby waive any and all defenses that may be available to contest, negate or disaffirm the action of the Seller Representative taken under this Agreement or the Escrow Agreement. Notwithstanding the power of attorney granted in this Section 11.10 (e), no agreement, instrument, acknowledgement or other act or document shall be ineffective solely by reason of a Seller (instead of the Seller Representative) having signed or given the same directly.
(f)The Sellers, acting jointly, shall have the right at any time to remove the then-acting Seller Representative and to appoint a successor Seller Representative; provided, however, that neither such removal of a then acting Seller Representative nor such appointment of a successor Seller Representative shall be effective until (i) notice of such act has been provided to Purchaser, (ii) delivery to the Escrow Agent of executed counterparts of a writing signed by such Sellers with respect to such removal and (iii) appointment, together with an acknowledgment signed by the successor Seller Representative appointed in such writing that it, he or she accepts the responsibility of successor Seller Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Seller Representative, with a copy of such acknowledgment being promptly provided to Purchaser. The immunities and rights to indemnification shall survive the resignation or removal of Seller Representative and the Closing and/or any termination of this Agreement or the Escrow Agreement. Each successor Seller Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Seller Representative. If the then-acting Seller Representative resigns or is unable to perform the obligations of the Seller Representative hereunder (whether by reason of death, disability or otherwise), the Sellers, acting jointly, shall promptly appoint a successor Seller Representative in accordance with this Section 11.10(f); provided, however, that if Todd H. Langer, as initial Seller Representative, dies or becomes disabled and is unable to perform the obligations of the Seller Representative hereunder, John J. DeRuzza shall automatically become the successor Seller Representative and the Sellers (and/or their respective heirs) shall execute and deliver all documents as such successor Seller Representative shall determine necessary or appropriate in connection therewith.
(g)The Seller Representative hereby represents and warrants to Purchaser that (i) it has all requisite power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder, (ii) this Agreement has been duly authorized, executed and delivered by the Seller Representative and (iii) this Agreement constitutes a valid and binding agreement enforceable against such Seller Representative in accordance with its terms.
(h)Notwithstanding anything to the contrary set forth in this Agreement, to the extent that any breach by a Seller of his, her or its representations and warranties set forth in Article III cause a representation and warranty by the Company set forth in Article IV to be inaccurate (as reasonably determined by the Seller Representative in good faith), then such Seller will be responsible for all of the Damages suffered by the Purchaser Indemnified Persons as a result thereof. This Section 11.10(h) shall not in any way reduce or modify the Purchaser Indemnified Persons’ indemnification rights hereunder.

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

(i)Notwithstanding anything herein to the contrary, the Seller Representative shall not, without the prior written consent of each affected Seller, (i) amend, modify or waive any provision of this Agreement, or any agreement entered into in connection with the Transaction, in a manner that disproportionately and adversely affects such Seller relative to the other Sellers, or (ii) enter into any settlement or compromise of any dispute arising out of the Transaction that imposes a non-monetary obligation on such Seller.
(j)The Seller Representative shall have reasonable access to information about the Company and the reasonable assistance of the Company’s former officers and employees for purposes of performing its duties and exercising its rights hereunder; provided, that, the Seller Representative shall (i) use any information received as solely to perform its duties and exercise its rights hereunder and (ii) treat all information received as Confidential Information in accordance with Section 7.1 and not share or otherwise provide any of such information to any other Person (except to the Sellers or the Seller Representative’s employees, attorneys, accountants, financial advisors or authorized representatives on a need to know basis, in each case who agree to treat such information confidentially in accordance with Section 7.1); provided, however, that neither Purchaser nor the Company shall be obligated to provide such access or information if it determines, in its reasonable judgment, that doing so would jeopardize the protection of attorney-client privilege. The Seller Representative shall enter into a separate customary confidentiality agreement prior to being provided access to such information if reasonably requested by Purchaser.
11.11    Legal Representation. Each of the parties to this Agreement acknowledges that Robinson and Cole LLP (“R&C”) currently serves as counsel to both (a) the Company and (b) Sellers, including in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Transaction Documents and the consummation of the transactions contemplated by this Agreement. There may come a time, including after consummation of the transactions contemplated by this Agreement, when the interests of Sellers and the Company may no longer be aligned or when, for any reason, Sellers or the Company believes that R&C cannot or should no longer represent both Sellers and the Company. The parties understand and specifically agree that after the consummation of the transactions contemplated hereby, R&C may continue to represent the Sellers even if the interests of Sellers, and the interests of the Company are or may be adverse, including in connection with any dispute arising out of or relating to this Agreement or the transactions contemplated by this Agreement, and even though R&C may have represented the Company in a matter substantially related to such dispute, and the Purchaser and the Company consent thereto and waive any conflict of interest arising therefrom. In addition, the Company shall not have any right of access to or control over any of R&C’s records related to the transactions contemplated by this Agreement, which shall become the property of (and controlled by) the Sellers. Each of the parties further agrees that, as to all communications between R&C and the Company with respect to the transactions contemplated by this Agreement, the attorney-client privilege, the expectation of client confidence and all other rights to any similar evidentiary privilege, in each case solely to the extent thereof, belong to the Sellers and shall not pass to or be claimed by the Company or any of their respective Affiliates. Furthermore, in the event of a dispute between the Sellers, on the one hand, and the Company, on the other hand, arising out of or relating to any matter in which R&C acted for them both, none of the attorney-client privilege, the expectation of client confidence or any other rights to any evidentiary privilege will protect from disclosure to the Sellers any information or

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

documents developed or shared during the course of R&C’s joint representation of the Sellers and the Company.
11.12    Disclosure Schedules. For the purposes of this Agreement, any matter that is disclosed in a particular Disclosure Schedule to this Agreement shall be deemed to have been included in the other Disclosure Schedules, so long as the relevance of such matter to such other Disclosure Schedules is reasonably apparent from the face of such disclosure. Disclosure of any fact or item in any Disclosure Schedule shall not necessarily mean that such fact or item is material to the Company and no disclosure in Disclosure Schedules relating to any possible breach or violation of any Contract or law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of such matters in any Disclosure Schedule be deemed or interpreted to expand the scope of any Seller’s representations and warranties contained in this Agreement. Each Disclosure Schedule is qualified in its entirety by reference to specific provisions of the Agreement and does not constitute, and shall not be construed as constituting, representations, warranties or covenants of Purchaser or any Seller or their respective Affiliates, except as and to the extent provided in this Agreement.
11.13    Specific Performance. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the parties agree that each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.  Each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy.  Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

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**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.
PURCHASER:
TRANSUNION HEALTHCARE, INC.

By: /s/ Gerald J. McCarthy, Jr.
Name:    Gerald J. McCarthy, Jr.
Title:    President
SELLERS:

/s/ John J. DeRuzza
John J. DeRuzza

/s/ Todd H. Langer
Todd H. Langer

THE COMPANY:

RTECH HEALTHCARE REVENUE TECHNOLOGIES, INC.

By: /s/ Todd H/ Langer______________________
Name:    Todd H. Langer
Title:    President

SELLER REPRESENTATIVE:

/s/ Todd H. Langer___
Todd H. Langer

[Signature Page to Purchase Agreement]

**** Confidential Treatment has been requested for certain redacted provisions of this exhibit. The redacted provisions are identified by asterisks and enclosed by brackets. The confidential portions have been filed separately with the Securities and Exchange Commission.